Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BAUSCH HEALTH AMERICAS, INC.,

BHC LYON MERGER SUB, INC.,

DURECT CORPORATION

and

BAUSCH HEALTH COMPANIES INC.

solely for purposes of Section 6.10

Dated as of July 28, 2025

i

ii

iii

Annexes
Conditions to the Offer	Annex A

Exhibits
Form of CVR Agreement	Exhibit A
Certificate of Incorporation of the Surviving Corporation	Exhibit B
Form of Retention Plan	Exhibit C

i

Index of Defined Terms

Acceptable Confidentiality Agreement	2
Acceptance Time	2
Accepted Company Shares	23
Acquisition Proposal	2
Acquisition Transaction	2
Affiliate	3
Agreement	1
Anti-Corruption Laws	42
Antitrust Clearance Condition	A-1
Antitrust Law	3
Balance Sheet	3
Balance Sheet Date	3
Business Day	3
Canceled Company Shares	23
Capitalization Date	33
Cash Amount	1
Certificate of Merger	22
Certificated Securities	27
Change of Recommendation/Termination Notice	68
Closing	21
Closing Date	21
Code	3
Company	1
Company 401(k) Plan	78
Company Board	3
Company Board Recommendation	67
Company Board Recommendation Change	67
Company Disclosure Letter	31
Company Equity Award Schedule	34
Company Equity Awards	3
Company ESPP	4
Company Exclusive IP	4
Company Financial Advisor	56
Company Financial Statements	36
Company Intellectual Property Rights	4
Company Material Adverse Effect	4
Company Option	5
Company Preferred Stock	5
Company Product	5
Company Registered Intellectual Property	5
Company RSU Award	5
Company SEC Reports	35

Company Securities	35
Company Securityholders	6
Company Shares	1
Company Software	47
Company Stock Plan	6
Company Stockholders	6
Company Warrants	6
Confidentiality Agreement	74
Consent	6
Continuing Employee	6
Contract	6
CVR	1
CVR Agreement	2
D&O Indemnified Party	75
Data	8
Depository Agent	26
DGCL	1
Dissenting Company Shares	24
DOJ	6
DTC	6
Effect	4
Effective Time	22
Enforceability Exceptions	32
Environmental Law	6
ERISA	6
ERISA Affiliate	6
Exchange Act	6
Exchange Fund	26
Existing Purchase Period	25
Expiration Time	16
FCPA	6
FDA	6
FDCA	7
Foreign Antitrust Laws	7
Fraud	7
FTC	7
GAAP	7
GDPR	11
Governmental Authority	7
Governmental Official	7
Hazardous Substance	7
HIPAA	55
HSR Act	7
Inbound License	7

ii

Incidental Contracts	8
Intellectual Property Rights	8
Internet Properties	8
Intervening Event	8
In-the-Money Option	7
IRS	8
IT Systems	8
Key Product	9
Key Product Event	41
Knowledge	9
Law	9
Leased Real Property	50
Legal Proceeding	9
Liabilities	9
Lien	9
Made Available	9
Material Contract	51
Merger	1
Merger Consideration	23
Merger Sub	1
Milestone Payment	9
Minimum Condition	15
Nasdaq	9
New Plans	77
No Antitrust Proceedings Condition	A-2
No Legal Restraint Condition	A-1
Offer	1
Offer Documents	18
Offer Price	1
Offer to Purchase	14
Old Plans	77
Open Source License	9
Option Consideration	24
Option Termination Agreement	24
Order	9
Outbound License	10
Out-of-the-Money Option	10
Parent	1

Parent Guarantor	1
Paying Agent	26
Payor	28
Permit	10
Permitted Liens	10
Person	10
Personal Data	10
Plan	10
Privacy and Data Security Requirements	11
Processing	11
Product Registrations	11
Proprietary Information	8
Real Property Leases	50
Registered Intellectual Property Rights	11
Regulatory Permits	55
Representative	11
Retention Plan	11
Rights Agent	2
Sarbanes-Oxley Act	11
Schedule 14D-9	19
Schedule TO	18
SEC	11
Securities Act	11
Serious Adverse Event	11
Social Security Act	54
Software	11
Subsidiary	12
Superior Proposal	12
Surviving Corporation	21
Tax	12
Tax Return	12
Termination Condition	A-2
Termination Date	81
Termination Fee	83
Trademarks	8
Transactions	12
Uncertificated Shares	27
Willful Breach	12

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 28, 2025 by and among Bausch Health Americas, Inc., a Delaware corporation (“Parent”), BHC Lyon Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), DURECT Corporation, a Delaware corporation (the “Company”) and solely for purposes of Section 6.10, Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia (“Parent Guarantor”). Capitalized terms are defined on the pages of this Agreement identified in the Index of Defined Terms.

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended, amended, or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Shares”), for (a) $1.75 per Company Share, to the holder of such Company Share in cash, without interest thereon (the “Cash Amount”), plus (b) one contingent value right per Company Share (each, a “CVR”), which will represent the right to receive contingent payments, net to the holder of such CVR in cash, without interest thereon, pursuant to the CVR Agreement (the Cash Amount plus one CVR, collectively, or any higher amount per Company Share that may be paid pursuant to the Offer, the “Offer Price”), all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each Company Share that is not tendered and accepted pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive the Merger Consideration, and the Company will survive the Merger as a direct or indirect wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL under the terms of this Agreement.

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions contained in this Agreement, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer.

WHEREAS, the board of directors of each of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions, and (b) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions contained in this Agreement.

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.

WHEREAS, as of or prior to the Acceptance Time, Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, substantially in the form attached to this Agreement as Exhibit A with such changes as are permitted by Section 2.1(h) (the “CVR Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged and accepted, and intending to be legally bound by this Agreement, Parent, Merger Sub, and the Company agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1. Defined Terms.

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (a) contains confidentiality and use provisions that are no less restrictive to the recipient, in the aggregate or, in any material respect, individually, than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals in accordance with the terms of this Agreement, and (b) does not restrict the Company from complying with its obligations under this Agreement.

“Acceptance Time” means the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” means any written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions resulting in (a) any direct or indirect acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than 15% of the outstanding voting securities of the Company or its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding voting securities of the Company or its Subsidiaries, (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than 15% of the voting power of the surviving or resulting entity, or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than 85% of the voting power of the surviving or resulting entity, (c) any direct or indirect sale or disposition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries) equal to more than 15% of the consolidated assets of the Company or its Subsidiaries (determined on a fair market value basis) or to which more than 15% of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable, (d) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute more than 15% of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole, or (e) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, any Foreign Antitrust Laws, as defined in this Agreement, and all other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Balance Sheet” means the Company’s unaudited balance sheet as of March 31, 2025 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Business Day” has the meaning given to such term in the first sentence of Rule 14d-1(g)(3) under the Exchange Act.

“Code” means the Internal Revenue Code of 1986.

“Company Board” means the board of directors of the Company.

“Company Equity Awards” means, collectively, the Company Options, the Company RSU Awards, and the Company Warrants.

“Company ESPP” means the Company’s 2000 Employee Stock Purchase Plan, as amended.

“Company Exclusive IP” means all Intellectual Property Rights owned (or purported to be owned) by, solely or jointly with any other Person, or exclusively licensed (or purported to be exclusively licensed) to, the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned (or purported to be owned) by, solely or jointly with any other Person, or licensed (or purported to be licensed) to, the Company.

“Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance, or development (each, an “Effect” and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (x) the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevent, materially delay or impair the ability of the Company to fulfill all of its obligations under this Agreement or consummate the Transactions contemplated hereby on a timely basis; provided, however, for purposes of clause (x) only, that no Effect to the extent resulting from, attributable to, or arising out of any of the following will be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately affects the Company relative to other companies of a similar size as the Company that are operating in the pharmaceutical or biotechnology industries, in which case such Effect may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets, or other financial markets in the United States or any other country or region in the world including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (ii) any general suspension of trading in securities (whether equity, debt, derivative, or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the pharmaceutical or biotechnology industries;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage, or terrorism (including any escalation or general worsening of any such acts of war, sabotage, or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wildfires, or other natural disasters in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) changes proximately caused by the announcement of this Agreement or the Transactions, the identity of Parent, Merger Sub, or their Affiliates as the acquiror of the Company (other than with respect to any representation that is intended to address the consequences of the announcement of this Agreement or the Transactions);

(h) any actions taken or omitted to be taken by the Company, which action or omission is expressly required or prohibited (as applicable) by the terms of this Agreement; provided that this clause (h) will not apply to any action taken or omitted to be taken pursuant to Section 6.1 (unless the Company has requested to take an action that is prohibited by Section 6.1, and Parent has unreasonably withheld, conditioned, or delayed its written consent to such action, in which case the failure of the Company to take such action will not be taken into account in determining whether there has occurred a Company Material Adverse Effect); or

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings, or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans, or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” means any option to purchase Company Shares outstanding under the Company Stock Plan or otherwise.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” means the Key Product and any other product or service that is being researched, developed, manufactured, marketed, sold, commercialized, exclusively licensed, distributed or branded by or for the Company, solely or jointly with any other Person.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property Rights included in the Company Exclusive IP.

“Company RSU Award” means any award of restricted stock units outstanding under the Company Stock Plan or otherwise.

“Company Securityholders” means holders of Company Securities in their capacity as such.

“Company Stock Plan” means the Company’s 2000 Stock Plan, as amended.

“Company Stockholders” means holders of Company Shares in their capacity as such.

“Company Warrants” means (a) the Common Stock Purchase Warrant, dated as of February 8, 2023, by and between Ingalls & Snyder, LLC and the Company, and (b) each Common Stock Purchase Warrant, dated as of July 21, 2023, by and between the Company and each of (i) Highbridge Tactical Credit Institutional Fund, Ltd., (ii) Armistice Capital Master Fund Ltd., (iii) Antara Capital Master Fund LP, (iv) Walleye Opportunities Master Fund Ltd., (v) Highbridge Tactical Credit Master Fund, Ltd., and (vi) Heights Capital Management, Inc. (on behalf of CVI Investments, Inc.).

“Consent” means any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” means each employee of the Company who, as of the Effective Time, continues his or her employment with Parent, the Surviving Corporation, or any of their respective Subsidiaries.

“Contract” means any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement, or other instrument.

“DOJ” means the United States Department of Justice.

“DTC” means the Depository Trust Company.

“Environmental Law” means any applicable Law or Order concerning (a) the protection of the environment (including air, water, soil, and natural resources), or (b) the use, storage, handling, release, or disposal of Hazardous Substances, in each case as in effect as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938.

“Foreign Antitrust Laws” means non-U.S. antitrust and competition laws.

“Fraud” means actual common law fraud under Delaware law of the Company, Parent, or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article 4 and Article 5.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency, or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic, or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import, or export of the Key Product.

“Governmental Official” means (a) any elected or appointed governmental official (e.g., a legislator or a member of a ministry of health); (b) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or controlled by a government (e.g., a healthcare professional employed by a government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (c) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the Word Bank); (e) any member of a military or a royal or ruling family; or (f) any person otherwise categorized as a government official under Law.

“Hazardous Substance” means any substance presently listed, defined, designated, or classified as hazardous, toxic, or radioactive under any applicable Environmental Law as of the date of this Agreement, including petroleum and any derivative or by products thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means each Company Option which has a per share exercise price that is less than the Cash Amount.

“Inbound License” means a license or other Contract pursuant to which the Company has been granted a license, covenant not to sue or otherwise received rights or immunities under or with respect to any Company Intellectual Property Rights owned by a third party, except for Incidental Contracts.

“Incidental Contracts” means (a) shrink-wrap, click-wrap, and off-the-shelf Contracts for commercially available Software that are generally available on nondiscriminatory pricing terms, (b) any Open Source Licenses, and (c) non-disclosure agreements, employment agreements and consulting agreements, in each case, entered into with employees and consultants of the Company in the ordinary course of business on the Company’s standard forms.

“Intellectual Property Rights” means all intellectual property and industrial property rights anywhere in the world, regardless of form including (a) rights in or to published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, derivative works, websites, literary works, and mask works, (b) rights in or to inventions and discoveries, whether patentable or not, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, and all patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions, and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto), (c) rights in or to words, names, symbols, devices, designs, slogans, logos, trade dress, and other designations, and combinations of the preceding items, in each case, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification, including any registrations and applications for registration thereof, and all goodwill associated therewith (“Trademarks”), (d) rights in or to trade secrets, confidential, or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like (such information, collectively, “Proprietary Information”), (e) rights in or to data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”), (f) improvements, derivatives, modifications, enhancements, revisions, and releases relating to any of the foregoing, (g) instantiations of any of the foregoing in any form and embodied in any media, (h) Internet domain names, URLs, user names and social media identifiers, handles, and tags (“Internet Properties”), and (i) all registrations and applications for any of the foregoing.

“Intervening Event” means an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement, and (b) does not relate to (i) an Acquisition Proposal or any matter relating thereto, and (ii) any breach by the Company of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company.

“Key Product” means larsucosterol (5-cholesten-3ß, 25-diol 3-sulfate sodium salt) together with methods of using the same, including, without limitation, larsucosterol for the treatment of alcohol-associated hepatitis.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry, including of his or her files and direct reports with respect to any matter in question, and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1(b) of the letter delivered by Parent to the Company on the date of this Agreement after reasonable inquiry, including of his or her files and direct reports with respect to any matter in question.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any (a) civil, criminal, or administrative actions or suits, or (b) litigations, arbitrations, or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” means any liability, obligation, or commitment of any kind (whether known, unknown, accrued, absolute, contingent, matured, unmatured, asserted, unasserted, determined, undetermined, or otherwise, and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Made Available” means that material has been posted in any “data room” (virtual or otherwise) or file sharing service established by the Company and made available to Parent, Merger Sub and their Representatives at least three days prior to the date of this Agreement.

“Milestone Payment” has the meaning set forth in the CVR Agreement.

“Nasdaq” means The Nasdaq Capital Market LLC.

“Open Source License” means (a) any license that is, or is substantially similar to a license, identified as an open source license by the Open Source Initiative (www.opensource.org), or (b) any license that is, or is substantially similar to a license, considered “free” or “open source software” by the Free Software Foundation (www.fsf.org).

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ, or assessment of any Governmental Authority (whether temporary, preliminary, or permanent) that is binding on any Person or its property under applicable Law.

“Out-of-the-Money Option” means each Company Option which has a per share exercise price that is equal to or greater than the Cash Amount.

“Outbound License” means a license or other Contract pursuant to which the Company has licensed or otherwise granted to any third party a license, covenant not to sue or any other rights or immunities under or with respect to any Company Exclusive IP, except for Incidental Contracts.

“Permit” means franchises, grants, authorizations, clearances, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals, and Orders of any Governmental Authority.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which adequate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’, or other Liens arising or incurred in the ordinary course of business consistent with past practice, and none have a material impact on the use or value of the Company, relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) other than with respect to Intellectual Property Rights, all exceptions, restrictions, imperfections of title, or similar Liens that do not, individually or in the aggregate, materially and adversely interfere with the present use of the assets to which they relate; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation and unemployment insurance; and (f) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, entity, or Governmental Authority.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or device or that is reasonably capable of being used to identify a natural person or device, including a person’s name, address, phone number, fax number, e-mail address, Social Security number or other government-issued identifier, and (b) any data or information defined as “personal data”, “personal information”, “personally identifiable information”, “nonpublic personal information”, or “individually identifiable health information” under any applicable Law.

“Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential Liability is borne by the Company or any of its Subsidiaries, including but not limited to each “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) (“ERISA Plans”), employment, independent contractor, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe or other benefits or remuneration of any kind.

“Privacy and Data Security Requirements” means (a) any Laws regulating the collecting, accessing, storing, using, disclosing, electronically transmitting, securing, deleting, sharing or processing, whether or not by automatic means, (collectively, “Processing”) of Personal Data, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), (b) binding obligations related to the Processing of Personal Data under all Contracts to which the Company is a party, (c) all of the Company’s written and publicly posted policies regarding the Processing of Personal Data and (d) all pre-market and post-market guidance issued by the FDA or other Governmental Authorities regarding privacy and cybersecurity.

“Product Registrations” means Permits reasonably necessary for the Company to engage in the testing, investigation, development and manufacturing of the Key Product, including any FDA Permits and any other international equivalent thereof.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Representative” means with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney, or other agent or representative retained by such Person.

“Retention Plan” means the retention plan, substantially in the form attached to this Agreement as Exhibit C, to be adopted by the Company on or prior to the Closing Date.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Serious Adverse Event” means any expected or unexpected adverse event, related or unrelated to the Key Product occurring at any agent dose, any phase of product, or procedure testing, that results in any of the following outcomes: death, a life-threatening adverse event, requires inpatient hospitalization (not required as part of the treatment) or prolongation of existing hospitalization, a persistent disability or incapacity, cancer, or a congenital anomaly or birth defect.

“Software” means (a) software, firmware, computer programs, and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases, and (d) documentation, specifications, protocols, development tools, and other technology, used in supporting any of the foregoing categories. For clarity, Software includes software, platforms and infrastructure provided as a service.

“Subsidiary” means, with respect to any Person, any other Person in which such Person or one or more Subsidiaries of such Person (a) owns, directly or indirectly, more than 50% of the combined voting power of the outstanding voting stock of such other Person, or (b) has, directly or indirectly, at least a majority ownership and power to direct the policies, management, and affairs of such other Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal made after the date of this Agreement that did not result from a breach of Section 6.2 for an Acquisition Transaction on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Offer and Merger (including any changes to the terms and conditions of this Agreement and the CVR Agreement proposed by Parent in writing in response to such proposal in accordance with the terms of this Agreement), and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all financial, regulatory, legal, financing and other aspects and terms of such Acquisition Proposal and the Person making such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”.

“Tax” means any tax or similar duty, fee, charge, levy, tariff, or other like assessment imposed by a Governmental Authority, including all income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, registration, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other tax of any kind in the nature of (or similar to) taxes whatsoever, together with any interest, penalties, and additions imposed with respect to such amount.

“Tax Return” means any report, declaration, return, information return, or statement required or permitted to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” means the Offer, the Merger, and the other transactions contemplated by this Agreement and by the CVR Agreement.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably be expected to be a material breach of this Agreement.

Section 1.2. Additional Interpretations. Unless otherwise specified in this Agreement:

(a) Currency. Any reference in this Agreement to $ means U.S. dollars. Any amounts of cash that a Person is entitled to receive under this Agreement will be rounded down to the nearest cent.

(b) Dollar Thresholds. Any dollar or percentage thresholds set forth in this Agreement will not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(c) Writing. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(d) Cumulative. Each representation, warranty, covenant and condition in this Agreement will be given full, separate, and independent effect. The provisions in this Agreement are cumulative. A more specific provision will limit the ability of any other, more general provision.

(e) GAAP. Accounting terms will have the respective meanings assigned to them in accordance with GAAP consistently applied with the methodologies, practices, classifications, judgments, estimation techniques, assumptions, and principles used by the Company in the preparation of the Company Financial Statements.

(f) Calculation of Time Period.

(i) Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

(ii) Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(iii) When calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period will be excluded.

(g) Laws, Governmental Authorities, Persons. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Any reference in this Agreement to (i) a specific rule, regulation, or section or subsection of any Law will be deemed to refer to any amendment or successor provision to such rule, regulation, or section or subsection of such Law, (ii) any Governmental Authority, will be deemed to refer to any successor to such Governmental Authority, and (iii) any Person includes the successors and permitted assigns of that Person.

(h) Subsidiaries. All references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(i) Gender and Number. Any reference to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(j) Headings. The provision of a Table of Contents, Index of Defined Terms, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(k) Drafting.

(i) Mutual Drafting. The parties participated jointly in the negotiation and drafting of this Agreement and were represented by their own legal counsel in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement. For the avoidance of doubt, the parties hereto waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(ii) Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(iii) Or. The word “or” will be disjunctive but not exclusive.

ARTICLE 2. THE OFFER

Section 2.1. The Offer.

(a) Terms and Conditions of the Offer.

(i) Provided that this Agreement will not have been terminated pursuant to Article 8, as promptly as practicable after the date of this Agreement (but in no event more than ten Business Days thereafter), Merger Sub will (and Parent will cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the offer to purchase any and all of the outstanding Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price.

(ii) The Offer will be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A.

(iii) The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares tendered pursuant to the Offer will be subject only to:

(A) the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub, and their respective Affiliates (if any), represents at least one Company Share more than 50% of the then-outstanding Company Shares; and

(B) the other conditions set forth in Annex A.

(b) Waiver of Conditions. Merger Sub expressly reserves the right to waive, in whole or in part, any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub may not (and Parent will not permit Merger Sub to):

(i) waive or modify the Minimum Condition, the Antitrust Clearance Condition, the No Legal Restraint Condition, the No Antitrust Proceedings Condition, or the Termination Condition; or

(ii) make any change in the terms of or conditions to the Offer that:

(A) changes the form of consideration to be paid in the Offer;

(B) decreases the Cash Amount or the number of Company Shares sought in the Offer;

(C) extends the Offer or the Expiration Time or terminates the Offer, except as permitted or required by Section 2.1(d);

(D) imposes conditions to the Offer other than those set forth in Section 2.1(a)(iii) and Annex A;

(E) amends any term or condition of the Offer in any manner that is materially adverse to the Company Stockholders, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay, or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger, or the other Transactions;

(F) decreases the number of CVRs to be issued per Company Security; or

(G) amends or purports or seeks to amend any term of the CVR or the CVR Agreement in any manner that is materially adverse to any Company Securityholder; or

(H) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

(c) Adjustments to the Offer Price. Subject to the terms of this Agreement, the Offer Price will be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares, or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date of this Agreement and prior to the Acceptance Time, so as to provide any Company Stockholder the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.1(c) will be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer will expire at 5:00 p.m., New York City time, at the end of the day on the date that is 20 Business Days (calculated pursuant to Rule 14d-1(g) under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act) (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer will expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated pursuant to Article 8:

(A) Merger Sub will extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation, or position of the SEC or its staff or Nasdaq, in any such case that is applicable to the Offer; and

(B) in the event that any of the conditions to the Offer set forth in Section 2.1(a)(iii) and Annex A are not satisfied or waived (if permitted under this Agreement) as of any then-scheduled expiration of the Offer, Merger Sub will extend the Offer for one or more successive extension periods of up to ten Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, Merger Sub will not be required to extend the Offer and the Expiration Time to a date later than the Termination Date (as may be extended under Section 8.1(b)(i));

provided, however, that (x) the foregoing clauses (A) or (B) of this Section 2.1(d)(ii) will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article 8.

(iii) Neither Parent nor Merger Sub will extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Merger Sub will terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article 8, in which case Merger Sub will (and Parent will cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one Business Day) after such termination of this Agreement.

(v) Notwithstanding any other provision in this Agreement to the contrary, in no event will Parent or Merger Sub extend the Offer beyond the Termination Date without the prior written consent of the Company.

(vi) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article 8 prior to the Acceptance Time, Merger Sub will, and Parent will cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(e) Payment for Company Shares in the Offer.

(i) On the terms and subject to the conditions set forth in this Agreement and the Offer, Merger Sub will (and Parent will cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one Business Day thereof, irrevocably accept for payment, and, promptly following the Acceptance Time, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub will be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee.

(ii) Without limiting the generality of the foregoing, Parent will provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay the Cash Amount for any Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. For the avoidance of doubt, Merger Sub will not, without the prior written consent of the Company, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition.

(iii) The Cash Amount payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer will be paid net to the holder thereof in cash, without interest and less any applicable withholding Taxes pursuant to Section 3.6(e). The Company will register the transfer of any Company Shares irrevocably accepted for payment effective immediately after the Acceptance Time.

(f) Schedule TO; Offer Documents. On the date the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub will:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) under the Exchange Act, which Schedule TO will contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) under the Exchange Act; and

(iii) cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g) Review; Comment Period.

(i) Parent and Merger Sub will cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law.

(ii) The Company will promptly furnish in writing to Parent and Merger Sub all information concerning the Company, the Company Stockholders, and the directors and officers of the Company that is required by applicable Law or is reasonably requested by Parent to be included in the Schedule TO or the Offer Documents.

(iii) Parent, Merger Sub, and the Company will cooperate in good faith to determine the information regarding the Company, the Company Stockholders, and the directors and officers of the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Law.

(iv) Each of Parent, Merger Sub and the Company will promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the Offer Documents if and to the extent such information will have become false or misleading in any material respect.

(v) Parent and Merger Sub will take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by Section 2.1(f) and applicable Law, or by the SEC or its staff or Nasdaq.

(vi) Unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub will provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub will give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel will provide any comments thereon as soon as reasonably practicable).

(vii) Unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub will provide in writing to the Company and its counsel any and all written comments or other substantive communications (and will describe any oral comments or other substantive oral communications) that Parent, Merger Sub, or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub will provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub will consider reasonably and in good faith).

(h) CVR Agreement. At or prior to the Acceptance Time, Parent will duly authorize, execute, and deliver, and will ensure that the Rights Agent duly authorizes, executes, and delivers, the CVR Agreement with such changes thereto as the Rights Agent may reasonably request to which Parent and the Company consent in writing (such consents not to be unreasonably withheld, delayed, or conditioned).

Section 2.2. Company Actions.

(a) Schedule 14D-9.

(i) The Company will (A) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.3, the Company Board Recommendation and a notice of appraisal rights in accordance with Section 262 of the DGCL, and (B) take all steps necessary to disseminate the Schedule 14D-9 promptly after commencement of the Offer to the Company Stockholders as and to the extent required by Rule 14d-9 under the Exchange Act and any other applicable U.S. federal securities Laws.

(ii) To the extent requested by the Company, Parent will cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents.

(iii) The Company will cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law.

(iv) Each of Parent and Merger Sub will promptly furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Law or is reasonably requested by the Company to be included in the Schedule 14D-9.

(v) Parent, Merger Sub, and the Company will cooperate in good faith to determine the information regarding Parent and Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law.

(vi) Each of the Company, Parent, and Merger Sub will promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent such information will have become false or misleading in any material respect.

(vii) The Company will take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by Section 2.2(a) and applicable Law, or by the SEC or its staff or Nasdaq.

(viii) Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any communication pursuant to Rule 14d-9(f) of the Exchange Act, the Company will provide Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company will give reasonable and good faith consideration to any comments made by Parent, Merger Sub, and their counsel (it being understood that Parent, Merger Sub, and their counsel will provide any comments thereon as soon as reasonably practicable).

(ix) Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any communication pursuant to Rule 14d-9(f) of the Exchange Act, the Company will provide in writing to Parent, Merger Sub, and their counsel any and all written comments or other substantive communications (and will orally describe any oral comments or other substantive oral communications) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change and except in connection with any communication pursuant to Rule 14d-9(f) of the Exchange Act, the Company will provide Parent, Merger Sub, and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub, and their counsel to review and comment on any such response, which comments the Company will consider reasonably and in good faith).

(x) The Company consents to the inclusion in the Offer Documents of the determinations and approvals of the Company Board set forth in Section 4.2(a)(iv) and the Company Board Recommendation, unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3.

(b) Company Information.

(i) In connection with the Offer, the Company will, or will cause its transfer agent to, furnish Parent and Merger Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date (which will not be more than ten Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated), of the Company Stockholders, mailing labels, and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions).

(ii) Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) will (A) hold in confidence in accordance with the Confidentiality Agreement the information contained in any such lists of stockholders, mailing labels, and listings or files of securities positions, (B) use such information only in connection with the Offer and the Merger, and (C) if this Agreement or the Offer is terminated, promptly return (and will use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

(c) Unless Parent and Merger Sub otherwise consent in writing, the Company will not tender in the Offer any Company Shares owned by the Company.

ARTICLE 3. THE MERGER

Section 3.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the Merger.

(b) The Merger will be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

Section 3.2. The Closing.

(a) The consummation of the Merger (the “Closing”) will take place by electronic exchange of signatures and documents as soon as practicable following (but in any event no later than the Business Day after) the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company will mutually agree upon in writing.

(b) The date upon which the Closing will actually occur pursuant to this Agreement is referred to in this Agreement as the “Closing Date.”

Section 3.3. The Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub, and the Company will cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and will take such further actions as may be required to make the Merger effective.

(b) The Merger will become effective at the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub, and the Company and specified in the Certificate of Merger (such time and date being referred to in this Agreement as the “Effective Time”).

Section 3.4. Effects on the Company.

(a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), the certificate of incorporation of the Company will be amended and restated in its entirety to read in its entirety as set forth on Exhibit B to this Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), the bylaws of the Company will be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be DURECT Corporation), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

(d) Directors. The directors of Merger Sub immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(e) Officers. The officers of the Company immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 3.5. Effects on the Company’s Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following will occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) Accepted Company Shares, and (C) any Dissenting Company Shares) will be automatically converted into the right to receive the Offer Price (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes pursuant to Section 3.6(e) (or in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.8).

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub, or the Company (or held in the Company’s treasury), or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time (“Canceled Company Shares”), or (B) irrevocably accepted for purchase pursuant to the Offer (“Accepted Company Shares”), will, in each case, be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub will thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares, or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the Acceptance Time and prior to the Effective Time, the Merger Consideration and the Option Consideration will be equitably adjusted so as to provide any Company Stockholder and any such holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 3.5(b) will be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and have properly and validly exercised and perfected their statutory rights to demand appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.5(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who will have failed to perfect or who will have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL will no longer be considered to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 3.6(e), upon surrender of such Company Shares in the manner provided in Section 3.6.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares, and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares, or agree or commit to do any of the foregoing.

(d) Company Options.

(i) At the Effective Time, each Company Option that is unexercised as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive (collectively, the “Option Consideration”):

(A) with respect to each In-the-Money Option, (I) an amount in cash (without interest) equal to the product of (x) the aggregate number of Company Shares underlying such In-the-Money Option immediately prior to the Effective Time, multiplied by (y) the excess of (1) the Cash Amount, over (2) the per share exercise price of such In-the-Money Option, which amount will be paid in accordance with Section 3.5(f), and (II) the right to a portion of the applicable Retention Bonus as defined in and pursuant to the terms of the Retention Plan; and

(B) with respect to each Out-of-the-Money Option, the right to a portion of the applicable Retention Bonus as defined in and pursuant to the terms of the Retention Plan.

(ii) Prior to the Closing, the Company will provide each Company Option holder an Option Termination Agreement (“Option Termination Agreement”) with respect to the Company Options held by such individual and request the return of such Option Termination Agreements as soon as reasonably practicable. For the avoidance of doubt, in no event will any payment be made to any holder of Company Options unless and until such individual executes and delivers an Option Termination Agreement.

(e) Company Warrants. Prior to the Effective Time and subject to Section 6.11, the Company will satisfy all of its notification requirements under the terms of each outstanding and unexercised Company Warrant. The Company Warrants will each be treated in accordance with their terms.

(f) Payment in Respect of Company Options.

(i) As soon as reasonably practicable after the Effective Time (but no later than ten Business Days after the Effective Time), Parent will, or will cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation the aggregate cash component of each of the Option Consideration (for the avoidance of doubt, excluding any cash amounts that may become payable pursuant to the terms of the Retention Plan), if any, with such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws with respect to such payments.

(ii) Notwithstanding the foregoing, to the extent that any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent will, or will cause the Surviving Corporation to pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

(g) Company Actions.

(i) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plan and the Company ESPP) will adopt such resolutions and take such other actions as may be necessary to effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 3.5 and cause the Company Stock Plan to terminate at or prior to the Effective Time. The Company will take all actions necessary to ensure that, from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to, upon exercise or in settlement of Company Equity Awards or in respect of the Company ESPP.

(ii) Company ESPP. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company ESPP) will take all actions as it deems necessary or appropriate to ensure that (A) no Purchase Period (as defined in the Company ESPP) under the Company ESPP will be commenced on or after the date of this Agreement, (B) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Purchase Period in existence under the Company ESPP as of the date of this Agreement (such purchase period, the “Existing Purchase Period”), (C) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Purchase Period, (D) if the Acceptance Time will occur prior to the end of the Existing Purchase Period, all participant contributions under the Company ESPP will be used to purchase Company Shares two Business Days prior to the Acceptance Time in accordance with the terms of the Company ESPP as if such date was the last day of the Existing Purchase Period, (E) the applicable purchase price for Company Shares will not be decreased below the levels set forth in the Company ESPP as of the date of this Agreement and (F) the Company ESPP will terminate in its entirety on the Closing Date and no further rights will be granted or exercised under the Company ESPP thereafter.

Section 3.6. Payment for Company Securities; Exchange of Certificated Securities.

(a) Paying Agent. Prior to the Acceptance Time, Parent will designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which will be subject to the approval of the Company, not to be unreasonably conditioned, delayed or withheld) to act as (i) depository agent for the Company Stockholders to receive the funds to which such Company Stockholders will become entitled pursuant to Section 2.1(e) at the Acceptance Time (the “Depository Agent”), and (ii) paying agent for the Company Stockholders to receive the funds to which such Company Stockholders will become entitled pursuant to Section 3.5(a)(i) at the Effective Time (the “Paying Agent”).

(b) Exchange Fund.

(i) At or immediately after the Effective Time, Parent will deposit (or cause to be deposited) with (A) the Depository Agent, cash sufficient to make payment to the Company Stockholders under Section 2.1(e), and (B) the Paying Agent, cash sufficient to make payment to the Company Stockholders under Section 3.5(a)(i) (collectively, such deposits with the Depository Agent and the Paying Agent, the “Exchange Fund”). For the avoidance of doubt, Parent will not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.

(ii) Until disbursed in accordance with the terms and conditions of this Agreement, funds in the Exchange Fund will be invested by the Paying Agent, as reasonably directed by Parent. Any interest and other income resulting from such investments will be paid to Parent or the Surviving Corporation in accordance with Section 3.6(g) and Parent or the Surviving Corporation will be responsible for any income taxes on such interest and other income. No investment or losses thereon will affect the consideration to which holders of Company Securities are entitled under this Article 3 and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article 3, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article 3.

(iii) The Exchange Fund will not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) Certificated Securities.

(A) With respect to any certificate which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificated Securities”), Parent and the Surviving Corporation will cause the Paying Agent to mail, promptly following the Effective Time (but in no event later than the fifth Business Day thereafter), to each holder of record (as of immediately prior to the Effective Time) of such Certificated Securities (I) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, and (II) instructions for use in effecting the surrender of the Certificated Securities (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article 3.

(B) Upon surrender of the Certificated Securities (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent will cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Cash Amount payable for each Company Security represented by such Certificated Security pursuant to Section 3.5 (less any applicable withholding Tax pursuant to Section 3.6(e)), and the Certificated Securities so surrendered will forthwith be canceled.

(ii) Uncertificated Shares.

(A) With respect to non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), Parent will cause the Paying Agent to pay and deliver the Cash Amount payable therefor (less any applicable withholding Tax pursuant to Section 3.6(e)), in each case promptly following the Effective Time and upon surrender thereof to the Paying Agent by receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (but in no event later than the fifth Business Day thereafter).

(B) The Company and Parent will cooperate to, and Parent will cause the Paying Agent to, (I) deliver to DTC or its nominees, or to holders of Uncertificated Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Uncertificated Shares, and (II) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Cash Amount payable for each such Uncertificated Share pursuant to Section 3.5.

(iii) The Paying Agent will accept such Certificated Securities and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv) No interest will be paid or accrued for the benefit of holders of the Certificated Securities and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificated Securities and Uncertificated Shares pursuant to this Section 3.6.

(v) Until so surrendered, outstanding Certificated Securities and Uncertificated Shares (other than Certificated Securities and Uncertificated Shares representing any Canceled Company Shares or Dissenting Company Shares) will be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 3.6(e), payable in respect thereof pursuant to the provisions of this Article 3.

(d) Transfers of Ownership. In the event that a transfer of ownership of Certificated Securities or Uncertificated Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration (including payment in the form of or with respect to any CVR) is to be paid in a name other than that in which the Certificated Securities or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificated Securities or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificated Securities or Uncertificated Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificated Securities or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation will have any liability for any such Taxes in the circumstances described in this Section 3.6(d).

(e) Required Withholding.

(i) Each of the Paying Agent, the Rights Agent, Parent, Merger Sub, and the Surviving Corporation (each a “Payor”) will be entitled to deduct and withhold Taxes from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required by applicable Tax Law to be deducted or withheld therefrom (including with respect to any amounts treated as interest under Section 483 of the Code); provided, however, that such Payor will comply with the procedures set forth in the letter of transmittal with respect to any such deduction or withholding.

(ii) To the extent that such amounts are so deducted and withheld, each such Payor will take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority.

(iii) Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation, or any other party to this Agreement will be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority will become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificated Securities or Uncertificated Shares on the date that is 12 months after the Effective Time will be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificated Securities or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.6 will thereafter look for payment of the Merger Consideration, payable in respect of the Company Shares formerly represented by such Certificated Securities or Uncertificated Shares, solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article 3.

Section 3.7. No Further Ownership Rights in Company Shares.

(a) From and after the Effective Time, all Company Shares will no longer be outstanding and will automatically be canceled and cease to exist, and (i) each holder of Certificated Securities or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Canceled Company Shares) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.6 (or, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any Accepted Company Shares pursuant to the Offer), (ii) each holder of any Dissenting Company Shares will cease to have any rights with respect thereto, except the rights specified in Section 3.5(c), and (iii) each holder of any Canceled Company Shares will cease to have any rights with respect thereto.

(b) The Merger Consideration or the consideration specified in Section 3.5(c), as applicable, paid in accordance with the terms of this Article 3 will be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares.

(c) At the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there will be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time.

(d) If, after the Effective Time, Certificated Securities or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article 3.

Section 3.8. Lost, Stolen or Destroyed Certificated Securities. In the event that any Certificated Securities which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.5 will have been lost, stolen, or destroyed, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificated Securities, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 3.5; provided, however, that the Paying Agent, Parent, or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen, or destroyed Certificated Securities to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificated Securities alleged to have been lost, stolen, or destroyed.

Section 3.9. Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to continue, vest, perfect, or confirm of record or otherwise the Surviving Corporation’s right, title, or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers, or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions, and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect, or confirm of record or otherwise any and all right, title, and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (b) except with respect to Section 4.5, Section 4.12 and Section 4.15, any Company SEC Reports filed with or furnished to the SEC since January 1, 2023 and publicly available prior to the date of this Agreement (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary, or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 4.1. Due Organization and Qualifications.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware.

(b) The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease, and operate its properties and assets in the manner in which they are currently owned, used, or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(c) The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(d) The Company has Made Available to Parent true, correct, and complete copies of the certificate of incorporation and bylaws (or similar governing documents), each as amended and as currently in effect for the Company. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.

Section 4.2. Authority; Approvals; Consents.

(a) Company Authority and Approvals.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations under this Agreement and, assuming the accuracy of the representation set forth in Section 5.6(a), to fulfill its obligations under this Agreement and consummate the Transactions.

(ii) The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement, and, assuming the accuracy of the representation set forth in Section 5.6(a), the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement or the consummation of the Transactions.

(iii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Parent and Merger Sub, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (B) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

(iv) The Company Board, at a meeting duly called and held prior to the date of this Agreement, has (A) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (B) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions contained in this Agreement, and (C) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer.

(b) Company Stockholder Approval. Following the Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and approve the Merger.

(c) Consents and Approvals; No Violation. None of the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, or the consummation of the Transactions will:

(i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of the Company;

(ii) require any Permit of, or filing with or notification to, any Governmental Authority except (A) the applicable requirements of any federal or state securities Laws including compliance with the Exchange Act, (B) the filing and recordation of appropriate merger documents as required by the DGCL including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (C) the applicable requirements of Nasdaq;

(iii) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification, or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions, or provisions of any Contract to which the Company is a party or by which any of its properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract;

(iv) result in (or, with the giving of notice, the passage of time, or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company (other than Permitted Liens or a Lien created by Parent or Merger Sub); or

(v) violate any Law or Order applicable to the Company or by which any of its properties or assets are bound;

except, in the case of clauses (ii) through (v), inclusive, as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.3. Capitalization.

(a) The authorized capital stock of the Company consists of 350,000,000 Company Shares and 10,000,000 shares of Company Preferred Stock.

(b) As of the close of business on July 28, 2025 (the “Capitalization Date”):

(i) 31,042,581 Company Shares were issued and outstanding;

(ii) no shares of Company Preferred Stock were issued and outstanding; and

(iii) 17,674 Company Shares were held by the Company in its treasury.

(c) From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP the exercise of Company Warrants, or the settlement of Company RSU Awards outstanding as of the Capitalization Date in accordance with their terms.

(d) All of the outstanding Company Shares, (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company, or any agreement to which the Company is a party or otherwise bound. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) As of the close of business on the Capitalization Date:

(i) 3,734,172 Company Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Stock Plan;

(ii) 670,268 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Stock Plan;

(iii) 49,067 Company Shares were reserved for future issuance under the Company ESPP;

(iv) 400 Company Shares could be acquired with accumulated payroll deductions under the Company ESPP (assuming that (A) the market price of a Company Share is equal to the Offer Price and (B) payroll deductions continue at the rate in effect as of the Capitalization Date);

(v) 1,388,759 Company Shares were reserved for future issuance under the Company Stock Plan; and

(vi) 3,591,027 Company Shares were subject to issuance pursuant to Company Warrants.

(f) Section 4.3(f) of the Company Disclosure Letter contains a true, correct, and complete list, as of the date of this Agreement, of (i) the name of each holder of Company Equity Awards, (ii) the number of Company Shares subject to each outstanding Company Equity Award (assuming, if applicable, the target and maximum achievement of all performance goals) held by such holder, (iii) the grant or issuance date of each such Company Equity Award, (iv) the exercise price (if applicable), (v) whether, if applicable, such Company Equity Award is intended to be an “incentive stock option” (as defined in Section 422 of the Code), (vi) the expiration date, if applicable, of such Company Equity Award, and (vii) whether the applicable award was granted to such holder in his or her capacity as a current or former employee of the Company and (viii) whether such award constitutes nonqualified deferred compensation subject to Section 409A of the Code (the “Company Equity Award Schedule”).

(i) Each Company Option, (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has a per share exercise price equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant, (C) has a grant date identical to the date on which the Company Board (or, if appropriate, any committee administering the Company Stock Plan) actually awarded such Company Option, (D) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.

(ii) Each Company Equity Award and the Company ESPP may by its terms be treated at the Effective Time as set forth in Section 3.5.

(iii) Except for the Company Equity Awards set forth in Section 4.3(e), there are on the date of this Agreement no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights, or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities, or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof), (C) obligations requiring the Company to grant, extend, or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities, or other ownership interests in the Company (the items in clauses (A), (B), and (C), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”), or (D) obligations by the Company to make any payments based on the price or value of the Company Shares. The Company has Made Available to Parent each Contract relating to the Company Warrants.

(g) There are on the date of this Agreement no outstanding obligations of the Company to purchase, redeem, or otherwise acquire any Company Securities.

(h) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

(i) The Company does not have any outstanding bonds, debentures, notes, or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(j) The Company does not have any Subsidiaries.

(k) The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exchangeable for or exercisable for any of the foregoing, in any Person.

Section 4.4. Company SEC Reports; Company Financial Statements.

(a) Company SEC Reports.

(i) Since January 1, 2023, the Company has timely filed or furnished all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, to the extent amended, supplemented, or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last amendment, supplement, or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act.

(ii) No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report.

(iii) As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iv) The Company has Made Available to Parent all correspondence with the SEC since January 1, 2023 through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.

(b) Company Financial Statements.

(i) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (the “Company Financial Statements”):

(A) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act or except as may be indicated in the notes thereto);

(C) fairly present in all material respects the financial position of the Company as of their respective dates, and the balance sheets, stockholders’ equity, statements of operations and comprehensive loss, and condensed statements of cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) Internal Controls and Procedures.

(i) The Company maintains, and at all times since January 1, 2023, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that:

(A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company Financial Statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and

(C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company that could have a material effect on the Company Financial Statements.

(ii) The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains, and at all times since January 1, 2023, has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(f) Except for matters resolved prior to the date of this Agreement, since January 1, 2023, (i) neither the Company nor any of its directors or officers, nor, to the Knowledge of the Company, any of its employees, auditors, accountants, or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company Financial Statements, and (ii) the Company has not had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

Section 4.5. No Undisclosed Liabilities. The Company does not have any Liabilities except (a) for liabilities that are specifically or adequately reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or that relates to any Legal Proceeding), (c) for performance obligations on the part of the Company pursuant to the terms of any Contract (other than liabilities or obligations due to breaches thereunder), (d) as incurred pursuant to the terms of this Agreement, and (e) as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.6. Absence of Certain Changes.

(a) Since the Balance Sheet Date, the Company has not suffered any Company Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) the Company has conducted its business in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery, and performance of this Agreement and (ii) the Company has not taken any action that would constitute a breach of Section 6.1(b) had such action been taken after the date of this Agreement.

Section 4.7. Tax Matters.

(a) (i) the Company has timely filed all income and other material Tax Returns required to be filed (taking into account any valid extensions of time within which to file such Tax Returns), (ii) all such Tax Returns are true, correct and complete in all material respects, and (iii) the Company has paid all income and other material Taxes due and owing by the Company (whether or not shown as due on such Tax Returns).

(b) The Company has not received any written notice of assessment or proposed assessment in writing in connection with any amount of Taxes, and there are no audits, examinations, assessments, or other proceedings pending or threatened in writing in respect of any Taxes of the Company.

(c) No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) The Company has not waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.

(e) The Company has withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder or other Person.

(f) The Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit, on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates.

(g) Since January 1, 2023, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(h) The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or other fixed place of business in, or is or has ever been Tax resident in, a country other than the country in which it is organized.

(i) The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(j) The Company is not a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions under agreements, arrangements or understandings not primarily related to Taxes and entered into in the ordinary course of business). The Company (i) has never been a member of an affiliated group within the meaning of Section 1504 of the Code or any group filing a combined, consolidated, unitary or similar Tax Return, and (ii) has no liability for Taxes of any other Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or by contract. The Company does not have any unpaid liability for Taxes under Section 965(h) of the Code.

(k) No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Authority with respect to the Company that would bind the Company in any taxable period (or portion thereof) after the Closing Date.

(l) The Company will not be required to include any item of income in, or exclude any income of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received or paid, or deferred revenue accrued, on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(m) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) There are no Liens for any Taxes upon any property or assets of the Company, except for Permitted Liens.

Section 4.8. Legal and Regulatory Matters.

(a) Legal Proceedings and Orders.

(i) As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or relating to the Company.

(ii) As of the date of this Agreement, the Company is not subject to any outstanding Order.

(b) Compliance with Laws; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Key Product, or prevent, materially delay or impair the ability of the Company to fulfill its obligations under this Agreement or to consummate the Transactions:

(i) the Company is not, and has not been since January 1, 2020, in conflict with, in default with respect to or in violation of any Laws or Orders applicable to the Company or by which any property or asset of the Company is bound or affected;

(ii) since January 1, 2020, no Governmental Authority has issued any written notice or notification stating that the Company is not in compliance with any Law;

(iii) the Company has all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect;

(iv) the Company has not received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and

(v) the Company is in compliance with the terms of such Permits.

(c) Regulatory Matters.

(i) The Company is and has at all times been in possession of, and in compliance with all applicable Product Registrations. Section 4.8(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct, and complete list of all Product Registrations (including any Investigational New Drug Application contained in 21 C.F.R. Part 52 and Part 312) of the Company (and all applications therefor) by or pending with the FDA or equivalent international or foreign Governmental Authorities.

(ii) There has not occurred any revocation or termination of any Product Registration with the FDA, or any impairment of the rights of the Company under any such Product Registration.

(iii) The Company has operated in compliance with applicable Laws administered or enforced by the FDA.

(iv) With respect to the Key Product:

(A) All preclinical studies and clinical trials (and the drug products, including placebos, used in such clinical trials), and other studies and tests conducted by or on behalf of the Company have been, and if still pending are being, conducted in compliance with all applicable Laws (including those pertaining to, as applicable, clinical trial registrations, and adverse event reporting, Good Laboratory Practice and Good Clinical Practice contained in 21 C.F.R. Part 58 and Part 312, all applicable requirements relating to protection of human subjects, investigator financial disclosures, and review by an Institutional Review Board contained in 21 C.F.R. Parts 50, 54, and 56, and Good Manufacturing Practice contained in 21 C.F.R. 210 and 211 and applicable guidance published by the FDA from time to time).

(B) No clinical trial conducted by or on behalf of the Company, has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Governmental Authority has commenced, or threatened to initiate, any action to place a clinical hold order on any ongoing clinical investigation conducted by or on behalf of the Company.

(v) Neither the Company nor, to the Knowledge of the Company, any of the employees or clinical investigators engaged by the Company have been convicted of any crime or engaged in any conduct that in any such case has resulted, or is reasonably likely to result, in debarment under 21 U.S.C. Section 335a.

(vi) The Company has Made Available to Parent true, correct, and complete copies of each Investigational New Drug Application contained in 21 C.F.R. Part 52 and Part 312 and each similar federal or foreign regulatory filing made to the FDA or other applicable Governmental Authority on behalf of the Company, including all related supplements, amendments, and annual reports.

(d) Key Product Event. Since November 7, 2023, there has not occurred any Key Product Event. As used in this Agreement, “Key Product Event” means any Serious Adverse Event that:

(i) is determined to have occurred by any Representative of the Company or an independent safety review committee overseeing the safety of the relevant clinical study to be directly related to the Key Product (not predominantly related to any compound with which such product is co-administered) that met 21 C.F.R. 312.32(a) criteria or equivalent international or foreign Governmental Authorities;

(ii) results in the FDA or a comparable foreign Governmental Authority placing a clinical hold on the development program of the Key Product; or

(iii) is likely to result in a significant delay to the development timeline of the Key Product.

Section 4.9. Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions:

(a) the Company is in compliance with applicable Environmental Laws since January 1, 2020;

(b) the Company possesses all Permits required under applicable Environmental Law for the operation of the business as presently conducted;

(c) the Company has not received from any Governmental Authority any written claim, notice of violation, or citation concerning any violation or alleged violation of any applicable Environmental Law since January 1, 2020 which has not been resolved;

(d) there are no Orders outstanding, or any Legal Proceedings pending or threatened, concerning compliance by the Company with any Environmental Law;

(e) the Company is not conducting or funding any investigation or remedial action relating to or arising under Environmental Law; and

(f) there have been no exposures to Hazardous Substances (including on or from properties currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company) that would reasonably be expected to form the basis of any remedial action, Order, Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action relating to or arising under Environmental Laws involving the Company.

Section 4.10. Suppliers. Section 4.10 of the Company Disclosure Letter sets forth the ten largest suppliers (by cost) of the business of the Company during the 12 months ended December 31, 2024. Since January 1, 2023, until the date of this Agreement, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.11. Anti-Corruption.

(a) Since January 1, 2023, neither the Company nor any of the Company’s current or former officers, directors, or, to the Knowledge of the Company, any representative acting at the direction of the Company has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer, or has otherwise violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combatting Bribery of Foreign Public Official in International Business Transactions or any other Law relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).

(b) Neither the Company, nor to the Knowledge of the Company, any representative acting at the direction of the Company (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Governmental Official, (ii) has received any notice or other communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is subject of any internal complaint, audit or review process with respect to allegations of potential violation of Anti-Corruption Laws.

(c) The Company maintains policies and procedures designed to ensure compliance with the Anti-Corruption Laws.

Section 4.12. Employees; Labor Matters; Plans and Other Agreement.

(a) Employees. Section 4.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct, and complete list of all employees or independent contractors of the Company, including for each such employee or independent contractor, to the extent applicable (i) name, (ii) position or job title, (iii) date of hire, (iv) work location, (v) base salary (or consulting rate) (vi) target bonus amount, (vii) long-term equity incentive opportunity and (viii) part-time, full-time, temporary, or other status and classification as an employee or consultant.

(b) Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, the Company is (A) in compliance with all applicable Laws relating to employment, employment practices, or labor relations including Laws relating to discrimination, paying, and withholding of Taxes, hours of work, the classification of service providers, and the payment of wages or overtime wages, (B) not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and independent contractors and (C) not delinquent in any payments to any current or former employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company.

(ii) To the Knowledge of the Company, (A) no individual who has performed services for the Company has been improperly excluded from participation in any Plan, (B) the Company has no direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer, and (C) there is no pending or threatened claim by any Person who is performing or has performed services for the Company that he/she is or was misclassified for any purpose.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, no investigation or proceeding by or before any Governmental Authority or otherwise with respect to the Company in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened.

(iv) As of the date of this Agreement, the Company is not a party to, or bound by, any collective bargaining agreement, and there are no labor unions or other organizations representing any employee of the Company.

(v) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, there is no ongoing, pending, or to the Knowledge of the Company, threatened, (A) labor strike, dispute, walkout, work stoppage, slowdown, or lockout with respect to employees of the Company, or (B) effort to organize or represent the labor force of the Company.

(vi) The Company is not the subject of any ongoing or pending proceeding alleging that the Company or has engaged in any unfair labor practice under any Law.

(vii) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(viii) As of the date of this Agreement, to the Knowledge of the Company, no employee or group of employees has given notice of termination of employment with the Company.

(ix) To the Knowledge of the Company, since January 1, 2020, (A) no material allegations of workplace sexual harassment or unlawful discrimination have been made, initiated, filed or threatened against the Company or any of the current or former employees, directors, officers, or executives thereof and (B) the Company has not entered into any settlement agreements related to allegations of workplace sexual harassment or unlawful discrimination by any current or former employees, directors, officers, or executives thereof.

(c) Plans.

(i) Section 4.12(c)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of each Plan.

(ii) With respect to each Plan, to the extent applicable, true, correct, and complete copies of the following have been Made Available to Parent by the Company:

(A) all documents constituting such Plan including amendments thereto, or a written summary in the case of any unwritten Plan and any related trust agreements;

(B) the most recent annual report on Form 5500 filed with respect to each such Plan for which a Form 5500 filing is required by applicable Law;

(C) the most recent summary plan description for each such Plan and all related summaries of material modifications;

(D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; and

(E) any material correspondence with the Department of Labor, the IRS, or any other Governmental Authority.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, (A) each ERISA Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code, or other applicable Laws, (B) each Plan and any related trust has been established, maintained, and administered in compliance with its terms and all provisions of ERISA, the Code, and other applicable Law, (C) the Company is in compliance with all Laws relating to the Plans and the provision of compensation and benefits and all contributions or other amounts payable by the Company with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (D) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits, or investigations that are pending, or to the Knowledge of the Company, threatened, against any Plan or asserting any rights to or claims for benefits under any Plan.

(iv) No Plan is subject to Title IV or Section 402 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its ERISA Affiliates has, in the past six years, sponsored, maintained, contributed to or been obligated to contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code.

(v) No Plan is, and neither the Company nor any of its ERISA Affiliates has, in the past six years, maintained, established, participated in or contributed to, or been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, (A) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (B) a “multiple employer plan” (as defined in 34 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (C) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law), or (D) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(vi) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA or the full cost of which is borne by the employee or former employee (or any of their beneficiaries), and the Company has no obligation to provide such benefits. The Company has no material unsatisfied obligations to any current or former employees or their qualified beneficiaries pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996 or any other Law governing health care coverage extension or continuation.

(vii) There are no loans by the Company to any current or former employee, other than loans under any Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business.

(viii) Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder.

(d) Other Agreements.

(i) Neither the execution of this Agreement, stockholder or other approval of this Agreement, nor the consummation of the Transactions could (either alone or upon occurrence of any additional or subsequent events) (A) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation, or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any current or former employee, director, or other service provider who is a natural person of or to the Company, (B) accelerate the time of payment, funding, or vesting of any compensation or benefits due to any current or former employee, director, or other service provider who is a natural person of or to the Company or under any Plan, (C) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan, (D) otherwise give rise to any material liability under any Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Plan on or following the Effective Time, or (E) result in the payment of any amount or any benefits that could, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code. The Company has made available to Parent accurate and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

(ii) No current or former employee, director, or other service provider who is a natural person of or to the Company is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local, and non-U.S. income, excise, and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 4.13. Intellectual Property.

(a) Company Registered Intellectual Property. Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct, and complete list, as of the date of this Agreement, of all (i) Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the application, registration or serial numbers, and registration date or filing date and (ii) material Internet Properties included in the Company Intellectual Property Rights. The Company is the exclusive owner or exclusive licensee of all Company Exclusive IP, free and clear of any Liens other than Permitted Liens.

(b) Section 4.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all Software owned or purported to be owned by the Company (the “Company Software”) that is material to the design, development, production, maintenance, support, provision or commercialization of the Key Product.

(c) Licenses.

(i) Section 4.13(c)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Inbound Licenses, including all licenses and other Contracts pursuant to which the Company is granted rights in any such Company Intellectual Property Rights that covers the composition, manufacture, sale, or use of the Key Product.

(ii) Section 4.13(c)(ii) of the Company Disclosure Letter sets a true, correct, and complete list of all Outbound Licenses.

(iii) There is no Inbound License or Outbound License that is the subject of any dispute (and, to the Knowledge of the Company, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope, performance, effectiveness, or breach of such Inbound License or Outbound License that would, individually or in the aggregate, reasonably be expected to be material to the Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(i) Each item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, the issued and granted items of Company Registered Intellectual Property are valid and enforceable.

(ii) The Company has timely made all filings and payments with Governmental Authorities as may be necessary or appropriate to preserve, maintain, and protect the Company Registered Intellectual Property. All payments in respect of employee inventor compensation due under applicable Laws of any applicable jurisdiction in respect of the Company Registered Intellectual Property which were required to be paid pursuant to such Laws have been paid in accordance with such requirements.

(iii) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted.

(iv) No current or former employee or contractor of the Company owns any rights in or to any Company Intellectual Property Rights or other Intellectual Property Rights developed for or on behalf of the Company. Each current or former employee or contractor of the Company who is or was involved in the creation, development, or invention of any material Intellectual Property Rights for or on behalf of the Company has executed a valid and enforceable agreement containing a present assignment of all of such employee’s or contractor’s rights to such Intellectual Property Rights to the Company. No current or former employee or contractor of the Company has made, or threatened in writing to make, any claim or challenge against the Company in connection with his or her contribution to the discovery, creation, or development of any Intellectual Property Rights for or on behalf of the Company, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(v) Since January 1, 2023, (A) the Company has not received any written notice from any third party challenging the validity, enforceability, ownership of, or its rights under, any Company Exclusive IP, nor has the Company been a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property, and (B) no such challenge or Legal Proceeding has been threatened in writing against the Company. No Company Exclusive IP owned by the Company, or to the Knowledge of the Company, exclusively licensed to the Company is subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(vi) Since January 1, 2023, the Company has not received any written notice, assertion, or threat from any third party (including any invitation to take a license or cease and desist letter) that the operation of the business of the Company as is currently conducted, or the development, manufacture or commercialization of any Company Product, in either case, infringes, dilutes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party. The conduct of the business of the Company and the development, manufacture and commercialization of any Company Product, in either case, has not infringed, diluted, misappropriated, or otherwise violated any Intellectual Property Rights of any third party.

(vii) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating, or otherwise violating any Company Exclusive IP. The Company is not a party to any Legal Proceeding (A) challenging the validity, enforceability or ownership of any third-party Intellectual Property Rights, or (B) asserting that the operation of the business of any third-party, or any third-party products or services, infringes, dilutes, misappropriates, or otherwise violates any Company Exclusive IP. The Company has not communicated any written notice, assertion, or threat to any third party (including any invitation to take a license or cease and desist letter) alleging any of the foregoing.

(viii) No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute, or other educational institution has been used to develop or create any Company Exclusive IP owned by, or to the Knowledge of the Company, licensed to the Company, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Exclusive IP or the right to receive royalties in respect thereof.

(ix) The consummation of the Transactions will not result in the loss or impairment of any right of the Company to own, use, practice or otherwise exploit any Intellectual Property Rights. Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company is a party, result in the transfer or grant by the Company to any third Person of any ownership interest in or license under, or imposition of any material restriction with respect to, any Company Exclusive IP.

(x) The Company has used commercially reasonable efforts to protect, preserve, and maintain the secrecy and confidentiality of its Proprietary Information (including by executing non-disclosure agreements with all current and former employees, officers, directors, and contractors of the Company), and, to the Knowledge of the Company, no such Proprietary Information has been disclosed to, or discovered or used by, any Person, other than pursuant to a written, valid and enforceable Contract restricting the disclosure and use thereof, which, to the Knowledge of the Company, has not been breached. All uses by the Company of any deep learning, machine learning or other artificial intelligence models or technologies, including any and all proprietary algorithms, Software or systems that make use of or employ neural networks or statistical learning algorithms, in each case, have complied with all requirement of applicable Law and the terms and conditions of applicable Contracts to which the Company is a party.

(xi) The IT Systems, as applicable, (A) operate and perform as is necessary to conduct the business of the Company in substantially the same manner in which it is currently being conducted and are reasonably sufficient for the current needs of the business and operations of the Company, (B) since January 1, 2023, have not malfunctioned and (C) to the Knowledge of the Company, are free from bugs and other defects, including (x) any virus, “trojan horse”, worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm the IT Systems, (y) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the authorized user of the program, or (z) other malicious code that is intended to disrupt or disable such IT Systems. The Company has implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan. Since January 1, 2023, there has been no actual or material security breach or unauthorized access to or use of IT Systems, including any breach resulting in the payment of ransom to a malicious party. The Company has implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events where a security breach of the IT Systems has occurred.

(xii) The Company has implemented commercially reasonable measures consistent with those in their industry relating to their use of third-party Software licensed pursuant to an Open Source License. The Company is in full compliance with the terms and conditions of all applicable Open Source Licenses, including attribution and notice requirements, for any such Software used by the Company, and has not distributed, licensed or otherwise used any such Software in any manner that (A) has created or will create a requirement that any Company Software (x) be disclosed or distributed in source code form or (y) be delivered at no charge or otherwise dedicated to the public, (B) includes granting rights to make derivative works or other modifications of Company Software or (iii) prohibits or limits the receipt of consideration by the Company in connection with the licensing, sublicensing or distribution of the Company Software. The Company has not disclosed or delivered to any escrow agent or any other Person (other than an employee or, in the ordinary course of business and for the provision of Software development, support or maintenance services to the Company, an independent contractor of the Company) any of the source code for any Company Software, and no other person has the right, contingent or otherwise, to obtain access to such source code.

(e) Since January 1, 2023, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) the Company is and has been in compliance with all Privacy and Data Security Requirements that apply to the Company, (ii) the Company has used commercially reasonable efforts to protect the confidentiality, integrity, availability and security of Personal Data that the Company (or any Person acting on behalf of the Company) Processes and to prevent unauthorized use, disclosure, loss, Processing, transmission or destruction of or access to such Personal Data by any other Person, (iii) the Company has not been legally required to provide any written notice to any Person in connection with any unlawful access to or disclosure of Personal Data, nor has the Company provided any such notice, (iv) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company alleging a violation of any applicable Privacy and Data Security Requirements and (v) to the Knowledge of the Company, there has not been any unauthorized Processing of Personal Data owned, used, collected, maintained, or controlled by or on behalf of the Company, nor has there been any unauthorized Processing of Personal Data that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, Personal Data Processed by the Company prior to the Closing can be Processed after the Closing in the manner substantially the same as was Processed by the Company prior to the Closing.

Section 4.14. Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Real Property Leases.

(i) The Company has Made Available to Parent true, correct, and complete copies of all leases, subleases, licenses, occupancy agreements, and other agreements under which, as of the date of this Agreement, the Company uses or occupies or has the right to use or occupy, now or in the future, any real property as tenant, subtenant, licensee, or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers, and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses and occupancy agreements, the “Real Property Leases”).

(ii) Section 4.14(b)(ii) of the Company Disclosure Letter sets forth a true, correct, and complete list, as of the date of this Agreement, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (A) each Real Property Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (B) all rent and other sums and charges payable by the Company as tenant, subtenant, licensee, or occupant thereunder are current and all obligations required to be performed or complied with by the Company thereunder have been performed, (C) no termination event or condition or uncured default on the part of the Company or, to the Knowledge of the Company, the counterparty thereunder, exists under any Real Property Lease, (D) the Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (E) the Company has not received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease, and (F) the Company has not received written notice of any pending and, to the Knowledge of the Company, there is no threatened condemnation with respect to any property leased pursuant to any Leased Real Property.

(iv) The Company has not subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not materially interfere with the present and planned use of the underlying Leased Real Property, each Leased Real Property is (i) in good operating condition and repair, subject only to normal wear and tear, (ii) regularly and properly maintained, (iii) free from any material defects or deficiencies and (iv) suitable for the conduct of the business of the Company in all material respects as presently conducted.

Section 4.15. Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, and the Company has Made Available to Parent and Merger Sub (or Parent’s outside counsel) true, correct, and complete copies of, each Contract, which is in effect as of the date of this Agreement (or pursuant to which the Company has any continuing obligations thereunder) and under which the Company is a party or by which the Company or any of its properties or assets is bound (each such Contract, a “Material Contract.”):

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) that (A) contains any non-compete or exclusivity provisions (or obligates the Company or any Affiliates to enter into any non-compete or exclusivity arrangements) with respect to any line of business, geographic area, or other conduct with respect to the Company or any of its Affiliates, (B) restricts the conduct of any line of business (including the ability to research, develop, distribute, sell, supply, market, or manufacture any product (including products under development) for any indication in any product market, therapeutic area, or geographic area) by the Company or any of its Affiliates, or (C) requires or obligates the Company or any Affiliates to purchase specified minimum amounts of any product or material;

(iii) (A) containing any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person or (B) containing a put, call, right of first refusal, or similar right pursuant to which the Company could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000;

(iv) that relates to or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing or research development or similar arrangement or relates to any material grant of manufacturing or commercialization rights with respect to any Company Product;

(v) that has been entered into by the Company with (A) a supplier of materials or manufacturing sources in the supply chain for the Key Product, (B) a contract manufacturing organization relation to the Key Product, (C) a provider of services in connection with “contract research” or clinical trials in respect of the Key Product or (D) any Person in connection with the Key Product, in each case, with payment or indemnification obligations in excess of $100,000 (whether contingent or otherwise);

(vi) that would prevent, materially delay, or materially impede the Company’s ability to consummate the Offer, the Merger, or any of the other Transactions;

(vii) that involves annual expenditures in excess of $500,000 in the aggregate;

(viii) that was entered into in connection with an acquisition transaction or disposition transaction that either (A) was entered into since January 1, 2020 or (B) contains continuing payment or indemnification obligations (whether contingent or otherwise);

(ix) that contains covenants that would, after the Closing, be binding upon or would impose obligations in excess of $100,000 or restrictions upon Parent and its Affiliates (other than the Company);

(x) that has been entered into with a Governmental Authority;

(xi) that provides for commitments relating to capital expenditures or the acquisition by purchase or lease of fixed assets in excess of $100,000;

(xii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(xiii) that provides for any Lien (other than Permitted Liens) upon any assets of the Company;

(xiv) that provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company) by the Company;

(xv) that involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve the payment obligations after the date of this Agreement, or involved payments in excess of $100,000 or (2) will impose, or imposed, any continuing non-monetary obligations of the Company, including any monitoring or reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xvi) that has been entered into between the Company, on the one hand, and any officer, director or affiliate of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt, not including any Plans);

(xvii) that relates to the borrowing of money or extension of credit and that involves an amount in excess of $1,000,000 in the aggregate other than accounts receivables and payables incurred or arising in the ordinary course of business;

(xviii) that constitutes an Inbound License or an Outbound License, related to the Key Product or with payment obligations in excess of $100,000; or

(xix) that involves (A) the assignment, or grant of an option, right of first refusal, right of first option or other similar right with respect to Intellectual Property Rights, or (B) the joint development or joint exploitation of Intellectual Property Rights with a third party.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, (i) each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company has complied with all obligations required to be performed or complied with by them under each Material Contract, and (iii) there is no default under any Material Contract by the Company, or, to the Knowledge of the Company, by any other party thereto. The Company has not received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 4.15(b), the term “Material Contract” will be deemed to include any Contract entered into after the date of this Agreement, that if entered into prior to the date of this Agreement, would qualify as a Material Contract.

Section 4.16. Insurance. Section 4.16 of the Company Disclosure Letter sets forth a true, correct, and complete list of all currently effective material insurance policies issued in favor of the Company, and the Company has Made Available to Parent a true, correct, and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulatory of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims under any such insurance policies.

Section 4.17. Regulatory Compliance.

(a) Neither the Company or any of its directors or officers, nor, to the Knowledge of the Company, any employee, agent or distributor of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company or any of its respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company, has been, or received notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company or any of its respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company, has been, or received notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law.

(b) The Company is, and has been, in compliance in all material respects with: (i) laws, regulations and guidance pertaining to state and Federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Regulations; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) transparency laws and regulations (including The Physician Payments Transparency Requirements of the Patent Protection and Affordable Care Act of 2010 (codified at 42 U.S.C. § 1320a-7h) and its implementing regulations) relating to reporting of direct or indirect payments and transfers of value provided to physicians and teaching hospitals.

(c) To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, written inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws or (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a Governmental Authority or government or private health care program, and United States federal or state Laws pertaining to contracting with the government.

(d) The Company has in effect all material Permits under the FDCA, and the regulations of the FDA promulgated thereunder and similar Laws in foreign jurisdictions (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.

(e) The Company is not a “Covered Entity”, as that term is defined in 45 C.F.R. § 160.103. The Company is not in breach, default, or violation in any material respect under: the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the regulations promulgated thereunder (including without limitation, the HIPAA Privacy Standards, HIPAA Security Standards, and HIPAA Transactions Standards), the Health Information Technology for Economic and Clinical Health Act or any applicable state Laws relating to the confidentiality of medical information.

Section 4.18. Related-Party Transactions. No current director, officer, or Affiliate of the Company (a) has outstanding any indebtedness to the Company, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement, or understanding with the Company (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.19. Schedule TO; Schedule 14D-9.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution, or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.20. State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in Section 5.6(a) are true, accurate, and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the CVR Agreement, and the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

Section 4.21. Opinion of Financial Advisor of the Company. The Company Board has received an oral opinion (to be confirmed by delivery of a written opinion) from Locust Walk Securities LLC to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in such written opinion, the Offer Price or Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.22. Brokers. No broker, finder, investment banker, or financial advisor (other than Locust Walk Securities LLC (the “Company Financial Advisor”)) is or will be entitled to receive any brokerage, finder’s, financial advisor’s, transaction, or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company or any of its officers, directors, or employees. The Company has made available to Parent true, correct and complete copies of all Contracts under which any such fees or commissions are payable and all other contracts related to the engagement of the Company Financial Advisor.

Section 4.23. Interested-Party Transactions. The Company is not a party or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Plans) with any Affiliate, stockholder that beneficially owns 5% or more of the outstanding Company Shares, or current or former director or executive of the Company. To the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24. No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Company contained in this Article 4 and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Annex A), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of its or their respective businesses, assets, Liabilities, financial condition, or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and the Company disclaims any other representations or warranties, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), as to the accuracy or completeness of any other information made (or Made Available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution, and delivery of this Agreement or the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5, (i) none of Parent, Merger Sub, or any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition, or results of operations or otherwise in connection with the Transactions and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their business, assets, Liabilities, financial condition, or results of operations or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1. Due Organization and Qualification.

(a) Each of Parent and Merger Sub is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation.

(b) Each of Parent and Merger Sub is in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power and authority to own, lease, and operate its properties and assets in the manner in which they are currently owned, used, or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Parent or Merger Sub to fulfill their obligations under this Agreement or consummate the Transactions.

(c) The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities, or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other Transactions.

Section 5.2. Authority; Approvals; Consents.

(a) Authority and Approvals.

(i) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the CVR Agreement, to perform their respective covenants and obligations under this Agreement and, in the case of Parent, thereunder, and to consummate the Transactions.

(ii) The execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub, as applicable, and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption will occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations under this Agreement and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the CVR Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations under this Agreement and thereunder, or the consummation by Parent and Merger Sub of the Transactions.

(iii) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution, and delivery by the Company, constitutes a legal, valid, and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. The CVR Agreement will be duly and validly executed and delivered by Parent and, assuming the due authorization, execution, and delivery by the Rights Agent, will constitute a legal, valid, and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(iv) As of the date of this Agreement, (A) the board of directors of Parent has approved this Agreement, the CVR Agreement, and the Transactions, and (B) the board of directors of Merger Sub has (I) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, and (II) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions contained in this Agreement, in each case of clauses (A) and (B) above, at meetings duly called and held (or by unanimous written consent).

(v) No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement, or any of the Transactions.

(b) Consents and Approvals; No Violations. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement and the CVR Agreement (if applicable) and consummate the Transactions, the execution and delivery of this Agreement and the CVR Agreement (if applicable) by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations under this Agreement and thereunder, and the consummation of the Transactions do not and will not:

(i) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub;

(ii) require any Permit of, or filing with or notification to, any Governmental Authority, except (A) the applicable requirements of any federal or state securities Laws including compliance with the Exchange Act, (B) the filing and recordation of appropriate merger documents as required by the DGCL including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (C) the applicable requirements of Nasdaq;

(iii) violate, conflict with, or result in a breach of any provision of, or require any notice or Consent, or result in a default (or give rise to any right of termination, cancellation, modification, or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions, or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract;

(iv) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

Section 5.3. Legal Proceedings and Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding or governmental, regulatory, or administrative investigation, audit or inquiry pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger, or the Transactions.

(b) As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay, or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger, or the Transactions.

Section 5.4. Sufficient Funds.

(a) Parent currently has, and at all times from and after the date of this Agreement and through the Acceptance Time and the Effective Time will have, available to it, and Merger Sub will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price, Merger Consideration and Option Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement.

(b) On each Milestone Payment date, Parent will have sufficient funds to satisfy Parent’s cash payment obligations under the CVR Agreement, including payment of the applicable Milestone Payment and any fees and expenses of, or payable by, Parent in connection with the transactions contemplated by the CVR Agreement.

(c) Parent’s and Merger Sub’s obligations under this Agreement, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

Section 5.5. Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution, or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.6. Interested Stockholder.

(a) Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three years prior to the date of this Agreement, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(b) As of the date of this Agreement, none of Parent, Merger Sub, or any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

Section 5.7. Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s, or other fee or commission payable to any broker, finder, or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent and Merger Sub.

Section 5.8. No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article 5, none of Parent, Merger Sub, or any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition, or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and Parent and Merger Sub disclaim any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or Made Available) by themselves or any of their Representatives with respect to, or in connection with, the negotiation, execution, and delivery of this Agreement or the Transactions.

(b) Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Annex A), (i) neither the Company nor any of its Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition, or results of operations or otherwise in connection with the Transactions, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, operations, assets, liabilities, condition (financial or otherwise), or prospects or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations, or any other materials or information provided or addressed to Parent, Merger Sub, or any of their Representatives are not and will not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article 4 or in any such certificate.

ARTICLE 6. COVENANTS

Section 6.1. Conduct of Business of the Company.

(a) Except (i) as described in Section 6.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned, or delayed), or (iv) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will conduct its business in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use its commercially reasonable efforts to preserve intact its business organization, goodwill and assets, to keep available the services of its current officers and employees, to preserve the present relationships with those Persons having significant business relationships with the Company (including Governmental Authorities, licensors, licensees, suppliers, distributors, lessors and others) and to comply with and maintain all Permits required to conduct its business and to own, lease and operate its properties and assets.

(b) Without limiting the generality of Section 6.1(a), the Company will not:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) issue, sell, grant options to or rights to purchase, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, grant of options or purchase rights, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of, (A) any shares of capital stock of the Company (other than the issuance of Company Shares upon the exercise of Company Equity Awards existing on the date of this Agreement or the purchase of Company Shares under the Company ESPP issued in compliance with this Agreement), or (B) securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iii) reclassify, split, combine, subdivide or redeem, purchase, or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Company Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise of Company Options);

(iv) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(v) merge or consolidate the Company with any other Person;

(vi) make any material acquisition of assets outside of the ordinary course of business other than acquisitions (A) pursuant to Contracts in effect as of the date of this Agreement and Made Available to Parent, (B) for less than $250,000 in the aggregate, or (C) that would otherwise be permissible under this Section 6.1(b);

(vii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines, or businesses of the Company (including Company Exclusive IP), other than (A) Permitted Liens or transactions in the ordinary course of business (except with respect to any Intellectual Property Rights, which are addressed in clause (C) below), (B) Permitted Liens or transactions pursuant to Contracts in effect prior to the date of this Agreement and the Company has Made Available to Parent true, correct and complete copies thereof and are set forth in Section 6.1(b)(vii)(B) of the Company Disclosure Letter or (C) with respect to Company Exclusive IP, the grant of non-exclusive licenses in the ordinary course of business;

(viii) fail to maintain, fail to diligently pursue applications filed at any intellectual property office for, or fail to defend, in each case, any Company Registered Intellectual Property, except for any Company Registered Intellectual Property that is not material to the business of the Company and the cost of continued prosecution, maintenance or defense of such Intellectual Property Rights is substantially greater than the reasonable expected future value of such Intellectual Property Rights;

(ix) make any loans, advances, or capital contributions to or investments in any Person (other than the Company) in excess of $250,000 in the aggregate;

(x) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, or otherwise become responsible for any such liability, other than indebtedness for borrowed money in an aggregate principal amount not to exceed $250,000 outstanding at any time;

(xi) make or authorize any capital expenditure in excess of $250,000 in the aggregate;

(xii) settle or compromise any Legal Proceedings before any Governmental Authority that (A) relates to the Transactions or (B) does not relate to the Transactions and (I) involves the payment of monetary damages that exceed $250,000 individually or in the aggregate, net of any amount covered by insurance or indemnification, (II) is outside of the ordinary course of business or (III) imposes or requires actions that would have a material effect on the continuing operations of the Company;

(xiii) make any changes with respect to financial accounting policies or procedures except as required by changes in GAAP;

(xiv) (A) make, change or revoke any material Tax election, (B) change any material method of accounting, (C) file or cause to be filed any amended Tax Return or claim for refund of Taxes, (D) settle or compromise any audit or proceeding in respect of any material Tax Liabilities, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund, (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions under agreements, arrangements or understandings not primarily related to Taxes and entered into in the ordinary course of business), (H) initiate or enter into any voluntary disclosure or similar agreement with, or request any ruling from, or otherwise voluntarily disclosing information to any Governmental Authority with respect to any material Taxes, or (I) consent to any extension or waiver of the limitation period applicable to any Taxes (other than extensions to file Tax Returns automatically obtained in the ordinary course of business);

(xv) except as required pursuant to any Contract or Plan in effect on the date of this Agreement and Made Available to Parent, or as otherwise required by applicable Law, (A) grant or provide any bonus, severance, termination, change of control, or retention payments or benefits to, or increase in any manner the bonus, severance, termination, change of control, or retention payments or benefits of, any director, officer, employee, or independent contractor of the Company, except for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) grant or materially amend any equity or equity-based awards that may be settled in Company Shares or any other Company Securities, (C) increase the compensation, fringe, or other benefits of any director, officer, employee, or independent contractor, (D) establish, adopt, enter into, terminate or materially amend any Plan or any other plan, agreement, program, policy, or arrangement that would be a Plan if it were in existence as of the date of this Agreement, (E) take any action to accelerate the vesting or payment, fund or in any other way secure the payment, of any compensation or benefits under any Plan except as provided in this Agreement, or (F) hire any employee or officer or engage any independent contractor (who is a natural person), or terminate the employment of any employee of the Company other than a termination by the Company for just cause;

(xvi) enter into, adopt, or amend any collective bargaining agreement or other agreement with a labor union, works council, or similar organization;

(xvii) enter into any Contract that would, if entered into prior to the date hereof, would be a Material Contract or a Real Property Lease or modify, amend or terminate any Material Contract or Real Property Lease or waive, release or assign any rights or claims thereunder;

(xviii) initiate or commit to undertake any new clinical trials;

(xix) adopt or implement any stockholder rights plan or similar arrangement; or

(xx) agree, authorize, or commit, in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own business and operations.

Section 6.2. Acquisition Proposals.

(a) No Solicitation or Negotiations.

(i) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Acceptance Time, the Company will not, and will cause its Representatives not to, directly or indirectly:

(A) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal, or offer, or the making, submission or announcement of any inquiry, proposal, or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(B) furnish to any Person (other than Parent, Merger Sub, or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company, or afford to any Person (other than Parent, Merger Sub, or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records, or other non-public information, or to any personnel, of the Company, in any such case in connection with, in response to or with the intent to encourage, facilitate, or assist the making, submission or announcement of any Acquisition Proposal;

(C) participate or engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal;

(D) adopt, approve, or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding, or similar Contract with respect to an Acquisition Transaction or any offer or proposal that could lead to an Acquisition Transaction;

(E) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or

(F) resolve or agree to do any of the foregoing.

The Company will be responsible for any action taken by its Representatives that, had such action been taken by the Company, would constitute a breach of this Section 6.2 or Section 6.3.

(ii) Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Acceptance Time, the Company will, and will cause its Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub, and their Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal.

(iii) Promptly after and within 24 hours of the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub, and their Representatives) to any physical or electronic data room relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub, and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) Notification Requirements.

(i) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Acceptance Time, as promptly as practicable, and in any event within 24 hours following receipt of an Acquisition Proposal or any inquiries, proposals, or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, the Company will provide Parent with written notice thereof, which notice will indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal, or offer, and include the material terms and conditions thereof.

(ii) Thereafter, the Company will keep Parent reasonably informed on a prompt and timely basis with respect to the status of and the terms and conditions of any such Acquisition Proposal, inquiry, proposal, or offer (including any discussions or negotiations relating to such Acquisition Proposal and any amendments or proposed amendments thereto, including copies of any revised term sheet, letter of intent, acquisition agreement financing commitment or similar agreement or document relating thereto).

(iii) The Company will promptly (and in any event within 24 hours following receipt or delivery thereof) provide Parent with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials (including all proposed agreements, term sheets, non-binding offers, letters of intent, acquisition agreements, disclosure schedules, financing documents or similar agreements or documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, and a reasonably detailed summary of any unwritten terms of any unwritten inquiries, proposals or offers, that, in each case, are either received by the Company or any of its Representatives from the Person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its Representatives, or are delivered by the Company or any of its Representatives to such Person(s) or any of its or their Representatives.

(c) Permissible Actions. Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the Acceptance Time:

(i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that did not result from a breach of this Section 6.2; and

(ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B), or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may:

(A) enter into an Acceptable Confidentiality Agreement with such Person;

(B) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives (provided that (I) the Company will substantially contemporaneously provide or make available to Parent and its Representatives any non-public information concerning the Company that is provided to such Person and which was not previously provided or Made Available to Parent, and (II) the Company will have entered into an Acceptable Confidentiality Agreement with such Person); and

(C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. Prior to or concurrently with the Company taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company will provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

Section 6.3. Company Board Recommendation.

(a) Company Board Recommendation. Subject to the terms of this Section 6.3, the Company Board will recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”).

(b) Company Board Recommendation Change. Subject to Section 6.3(c), neither the Company Board nor any committee thereof will (i) withdraw, amend, modify, or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify, or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9, or (iv) make any public statement inconsistent with the Company Board Recommendation (each of clauses (i), (ii), (iii), and (iv), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act will not be deemed to be a Company Board Recommendation Change so long as such disclosure states that, and does not include any statement inconsistent with the fact that, the Company Board Recommendation remains in effect.

(c) Change of Recommendation/Termination Notice.

(i) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time:

(A) the Company Board may, in response to the receipt of a written, bona fide Acquisition Proposal received after the date of this Agreement that did not result from a breach of Section 6.2 or the occurrence of an Intervening Event, effect a Company Board Recommendation Change; and

(B) the Company Board may, in response to the receipt of a written, bona fide Acquisition Proposal received after the date of this Agreement that did not result from a breach of Section 6.2, cause or permit the Company to enter into a definitive agreement with respect to such Acquisition Proposal and terminate this Agreement under Section 8.1(c)(ii);

provided that the Company and Company Board may only take an action described in Section 6.3(c)(i)(A) or Section 6.3(c)(i)(B) if:

(I) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(II) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal;

(III) the Company provides written notice to Parent at least five Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement under Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”);

(IV) prior to effecting such Company Board Recommendation Change or terminating this Agreement under Section 8.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent seeks to negotiate) during such five Business Day period to enable Parent to propose in writing a binding offer to amend the terms and conditions of this Agreement and the CVR Agreement as to obviate the basis for a Company Board Recommendation Change or the termination of this Agreement under Section 8.1(c)(ii); and

(V) no earlier than the end of such five Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement and the CVR Agreement proposed in writing in a binding offer by Parent during such five Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal).

(ii) Following delivery of a Change of Recommendation/Termination Notice in the case of an Acquisition Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company will provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice will again be subject to clauses (III) through (V) of Section 6.3(c)(i)(B), except that references to five Business Days will be deemed to be three Business Day.

(d) Certain Permitted Disclosures. Nothing in this Agreement will prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act, or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that this Section 6.3(d) will not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 6.3(c).

Section 6.4. Reasonable Best Efforts.

(a) General.

(i) Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 6.4(b)(ii)(A)(III), each of Parent, Merger Sub, and the Company will use its reasonable best efforts to take, or cause to be taken, all actions that are necessary to consummate and make effective, as promptly as practicable, the Transactions including using reasonable best efforts to:

(A) cause (I) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied, and (II) each of the conditions to the Merger set forth in Article 7 to be satisfied, in each case as promptly as practicable after the date of this Agreement;

(B) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all registrations, declarations, and filings with Governmental Authorities, that are required to consummate the Offer and the Merger;

(C) obtain all necessary Consents under any Contracts to which the Company is a party in connection with this Agreement and the consummation of the Transactions; and

(D) reasonably cooperate with the other party or parties with respect to any of the foregoing.

(ii) Notwithstanding anything to the contrary in this Agreement, no party to this Agreement, prior to the Effective Time, will be required to, and the Company will not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments) or agree to enter into any amendments, supplements, or other modifications to (or waivers of) the existing terms of any Contract, or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, to obtain any Consent of any Person (including any Governmental Authority) under any Contract; provided that, if so requested by Parent, the Company will agree to any such payment, consideration, security, or Liability that is conditioned upon the consummation of the Offer.

(b) Antitrust.

(i) Antitrust Filings.

(A) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, will file any submission that Parent reasonably deems necessary or advisable to consummate the Transactions.

(B) No party will enter into any agreement with the FTC, the Antitrust Division of the DOJ, or any other Governmental Authority not to consummate the Transactions without the consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed).

(C) Parent will be responsible for the payment of all filing fees under any Laws applicable to the Transactions. Each party will be responsible for the payment of its own fees and expenses, including reasonable legal fees and expenses, in complying with any voluntary or compulsory request for information or documents from any Governmental Authority.

(ii) Cooperation and Coordination.

(A) Each of Parent and the Company will:

(I) cooperate and coordinate with the other in the making of the filings in Section 6.4(b)(i), if applicable;

(II) supply outside counsel for the other with any information and documentary material that may be required in order to make such filings in Section 6.4(b)(i); and

(III) supply to each other any additional information that reasonably may be required or requested by the FTC, the DOJ, or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law.

(B) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, will promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by, or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party.

(C) If any party to this Agreement or an Affiliate thereof receives a voluntary or compulsory request for information or documents from any Governmental Authority with respect to the Transactions pursuant to any Antitrust Law, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response in compliance with such request in an effort to enable the consummation of the Transactions as promptly as possible.

(D) In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties to this Agreement agree to (I) give each other reasonable advance notice of all substantive meetings and conference calls with any Governmental Authority relating to the Offer or the Merger, (II) give outside counsel for each other an opportunity to participate in each of such meetings and conference calls, (III) keep outside counsel for the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Offer or the Merger, (IV) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions, or other substantive written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, (V) provide outside counsel for each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, and opinions) with a Governmental Authority regarding the Offer and the Merger (subject to withholding or redactions to address reasonable confidentiality concerns), (VI) provide outside counsel for each other copies of all substantive written communications to or from any Governmental Authority relating to the Offer or the Merger, and (VII) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any Antitrust Law or Order under any Antitrust Law), and the No Antitrust Proceedings Condition and the conditions set forth in Section 7.2. Notwithstanding anything to the contrary set forth in this Agreement, Parent will have (i) the right to direct, devise and implement the strategy for obtaining any necessary approval of, and responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings, negotiations and communications with, any Governmental Authority relating to the Offer or the Merger; provided that Parent will consider in good faith the views of the Company in connection therewith and (ii) sole discretion to determine whether and, if so, how to defend through litigation any claim asserted in court by any Governmental Authority relating to the Offer or the Merger.

(E) Any such disclosures, rights to participate, or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company or Parent or any of Parent’s Subsidiaries.

(iii) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries will be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change in any material respect the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 6.5. Public Statements and Disclosure; Access to Information.

(a) Public Statements and Disclosure.

(i) The parties agree that the initial press release to be issued by the parties with respect to the Transactions will be in the form agreed to by the parties prior to the execution of this Agreement.

(ii) Thereafter, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, will issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other parties (which consent will not be unreasonably withheld, conditioned, or delayed), except if such release or announcement is required by applicable Law or the rules or regulations of Nasdaq or the New York Stock Exchange, as applicable, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party or parties to this Agreement a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, will be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.5 will not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Section 6.2 and Section 6.3; provided, further, that the parties will not be required by this Section 6.5 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement.

(iii) Notwithstanding the foregoing, (A) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.5, no separate approval will be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (B) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors, or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures, or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.5; provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

(b) Access to Information.

(i) During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, and records and personnel of the Company and, during such period, the Company will furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties, and personnel as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine, or other applicable privilege applicable to such documents or information, or (c) such documents or information relate to the evaluation or negotiation of (1) this Agreement, (2) the Transactions or, (3) subject to Section 6.2 and Section 6.3, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a) or (b) of the preceding sentence, it will use its reasonable best efforts to convey the applicable information in a way that would not violate applicable Law or waive privilege.

(ii) Any access contemplated by this Section 6.5(b) (A) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company, and (B) will be subject to the Company’s reasonable and generally applicable security measures and insurance requirements.

(iii) Nothing in this Section 6.5 will be construed to require the Company or Representatives of the Company to prepare any reports, analyses, appraisals, or opinions that are not readily available.

(c) Confidentiality. Parent, Merger Sub, and the Company acknowledge that Parent and the Company have previously executed an Amended and Restated Confidentiality Agreement, dated January 25, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (i) the Effective Time, and (ii) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. Accordingly, the terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5.

Section 6.6. DGCL, Nasdaq, and SEC-Related Matters.

(a) DGCL 251(h). Following the Acceptance Time, each of Parent, Merger Sub, and the Company will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, neither Parent nor Merger Sub will, and will not permit and will cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

(b) Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board will grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

(c) Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 under the Exchange Act.

(d) 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and the compensation committee of the Company Board) will use reasonable best efforts to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance, or other employee benefit arrangement that has been, or after the date of this Agreement will be, entered into by the Company with current or future directors, officers, or employees of the Company.

(e) Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from Nasdaq and terminate its registration under the Exchange Act, provided that such delisting and termination will not be effective until after the Effective Time.

Section 6.7. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent-Provided Indemnity. From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify, defend, and hold harmless, to the fullest extent permitted under applicable Law for the Surviving Corporation to do so, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or in serving as a director, officer, member, trustee, or fiduciary of another entity or enterprise at the request or benefit of the Company (each, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages, or liabilities incurred in connection with, arising out of, or otherwise related to any Legal Proceeding in connection with, arising out of, or otherwise related to matters existing or occurring or alleged to have occurred prior to, at, or after the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent or the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable Law (upon receipt of appropriate undertakings in favor of Parent or the Surviving Corporation to repay such advanced expenses if it is ultimately determined in a final and non-appealable judgment by a court of competent jurisdiction that such D&O Indemnified Party was not entitled to be indemnified pursuant to this sentence). In the event of any such Legal Proceeding, Parent and the Surviving Corporation will cooperate with the D&O Indemnified Party in the defense of any such Legal Proceeding.

(b) Maintaining Existing Rights. For a period of six years from the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time and Made Available to Parent with respect to acts or omissions occurring prior to the Effective Time and will not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period will continue until the disposition of such action or resolution of such claim. The Surviving Corporation as of the Effective Time will (and Parent will cause the Surviving Corporation as of the Effective Time to) honor and fulfill in all respects the obligations of the Company under any indemnification Contracts between any executive, officer, or director and the Company in effect prior to the date of this Agreement, set forth on Section 6.7(b) of the Company Disclosure Letter and Made Available to Parent, and will not amend, repeal, or otherwise modify any such Contracts in any manner that would adversely affect in any respect the rights thereunder of any D&O Indemnified Parties.

(c) “Tail” Policy.

(i) Prior to the Effective Time, the Company will or, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, purchase from the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier, a six year prepaid “tail” policy, with terms, conditions, retentions, and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (a true, correct and complete copy of which has been made available to Parent), with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that notwithstanding the foregoing the Company will not pay, and the Surviving Corporation will not be required to pay in the aggregate any amount, in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy.

(ii) If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies, Parent will, for a period of six years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent will not be required to pay annual premiums in excess of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant to this Agreement, but in such case will purchase as much coverage as practicable for such amount.

(d) Tolling. Notwithstanding anything in this Agreement to the contrary, if any D&O Indemnified Party notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding, or investigation (whether arising before, at, or after the Effective Time) has been made against such D&O Indemnified Party, the provisions of this Section 6.7 will continue in effect with respect to such claim, action, suit, proceeding, or investigation until the final disposition thereof.

(e) Additional Provisions.

(i) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision will be made so that the successors and assigns of Parent and the Surviving Corporation will assume all of the obligations thereof set forth in this Section 6.7.

(ii) This Section 6.7 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives, and will not be terminated or modified in such a manner as to adversely affect in any material respect any D&O Indemnified Party without the written consent of such affected D&O Indemnified Party.

(iii) The rights provided under this Section 6.7 will not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise.

(iv) Nothing in this Agreement is intended to, will be construed to, or will release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of their respective directors, officers, or other employees.

Section 6.8. Employee Matters.

(a) For a period of at least 12 months following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to each Continuing Employee for so long as such Continuing Employee remains in the employment of the Surviving Corporation (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash incentive opportunity no less favorable than those provided to similarly situated employees of Parent and its Affiliates, (iii) welfare benefits (excluding any defined benefit pensions or post-employment health or welfare benefits, equity and retention, change in control, or other one-off payments or benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates, and (iv) severance benefits no less than the severance benefits provided to such Continuing Employee immediately prior to the Effective Time as set forth on Section 6.8(a) of the Company Disclosure Letter.

(b) New Plans and Old Plans.

(i) New Plans. To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation, or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent will use commercially reasonable efforts to (or will cause the Surviving Corporation to use commercially reasonable efforts to) cause to be granted to such Continuing Employee credit for all service with the Company prior to the Effective Time (A) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (B) for purposes of eligibility and benefit accrual for vacation and work anniversary service awards under Parent’s vacation program and work anniversary service award programs, (C) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (D) for purposes of eligibility, vesting, and company contributions under Parent’s 401(k) plans, and (E) unless covered under another arrangement with or of the Company, for benefit calculation purposes under Parent’s severance plan; provided, however, that in the case of each of foregoing clauses, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

(ii) Old Plans. In addition, and without limiting the generality of Section 6.8(b)(i), Parent will use commercially reasonable efforts to (or will cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (A) each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates will be required to take any action to the extent Parent determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(c) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company will (i) cause to be amended its employee benefit plans and arrangements to the extent necessary to provide that no employees of Parent and its Subsidiaries will commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company will provide

Parent with evidence that such Plan has been terminated (the form and substance of which will be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time. In the event that that the Company 401(k) Plan is terminated, Parent will designate a tax-qualified defined contribution retirement plan (a “Parent 401(k) Plan”) and will allow Continuing Employees to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to such Parent 401(k) plan, excluding plan loans.

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company pertaining to compensation or benefit matters that are affected by the Transactions, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider any such comments in good faith.

(e) The Company will provide Parent with an updated Company Equity Award Schedule within three Business Days prior to the anticipated Closing to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.

(f) No Rights or Obligations. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation, or their respective Subsidiaries to terminate, any Continuing Employee for any reason or no reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation, or their respective Subsidiaries to continue any Plan or prevent the amendment, modification, or termination thereof after the Effective Time, or (iv) create any obligation of the parties to any Person (other than the other parties to this Agreement) or any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to any employee compensation or benefit plan, program, policy, agreement, arrangement or terms and conditions of employment. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement. For the avoidance of doubt, no Continuing Employee (including any beneficiary or dependent thereof) will be regarded for any purpose as a third party beneficiary of this Section 6.8, and no provision of this Section 6.8 will create such rights in any such Persons.

Section 6.9. Notice of Certain Events.

(a) General. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, (i) of any notice or other communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation, or Parent, and (ii) of any Legal Proceeding commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.9 will not affect the remedies available under this Agreement to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, will not affect any of the conditions to the Offer (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article 8.

(b) Transaction-Related Litigations by Company Stockholders.

(i) The Company will promptly advise Parent of any Legal Proceeding commenced after the date of this Agreement against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions and will keep Parent reasonably informed regarding any such Legal Proceeding.

(ii) Except if the Company Board has made a Company Board Recommendation Change, the Company will give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding.

(iii) The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

(iv) In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9(b) and Section 6.1 or Section 6.4, this Section 6.9(b) will control.

Section 6.10. Parent Performance Guaranty. Parent Guarantor guarantees the due, prompt, and faithful performance and discharge by, and compliance with, all of the obligations, covenants, agreements, terms, conditions, and undertakings of Merger Sub and the Surviving Corporation under this Agreement in accordance with the terms of this Agreement including (i) with respect to Merger Sub, to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement, and (ii) any other obligations, covenants, agreements, terms, conditions, and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 6.11. Company Warrant Discussions. The Company will (a) cooperate and provide Parent with an opportunity to participate in, and consider in good faith the views of Parent, in connection with any and all negotiations with holders of Company Warrants and (b) promptly inform Parent of any communication with holders of Company Warrants regarding the Company Warrants or the Transactions. The Company will not enter into any agreements or commitments with holders of Company Warrants without the prior written consent of Parent. The Company hereby waives the standstill restrictions set forth in Section 11 of the Confidentiality Agreement solely to the extent such restrictions conflict with this Section 6.11.

Section 6.12. Intellectual Property. The parties will cooperate in good faith to update Section 4.13(a)(i) of the Company Disclosure Letter to include all applicable Company Registered Intellectual Property (and related information) as contemplated by Section 4.13(a)(i) within 15 Business Days following the date of this Agreement, provided that, for clarity, in no case will any Intellectual Property Rights (or related information) that was included in Section 4.13(a)(i) of the Company Disclosure Letter that was delivered by the Company to Parent on the date of this Agreement be changed or amended without Parent’s written consent.

ARTICLE 7. CONDITIONS TO THE MERGER

The respective obligations of Parent, Merger Sub, and the Company to consummate the Merger will be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions:

Section 7.1. Purchase of Company Shares. Merger Sub will have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

Section 7.2. No Legal Prohibition. No Governmental Authority of competent jurisdiction will have (a) enacted, issued, or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (b) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE 8. TERMINATION; AMENDMENTS AND WAIVERS

Section 8.1. Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party to this Agreement terminating this Agreement pursuant to this Section 8.1 will give prompt written notice of such termination to the other party or parties to this Agreement and that any termination by Parent also will be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Acceptance Time will not have occurred on or before 5:00 p.m., New York City time, on October 28, 2025 (the “Termination Date”); provided, however, that if on the original Termination Date any of the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any Antitrust Law or Order under any Antitrust Law), or the No Antitrust Proceedings Condition will not have been satisfied or waived, then the Termination Date will be automatically extended to November 28, 2025 (and all references to the Termination Date in this Agreement and in Annex A will be as so extended); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any party to this Agreement (which will include, in the case of Parent, Parent and Merger Sub) whose material breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii) if there exists any Law or Order having the effect set forth in clause (iv)(A) of Annex A (which, in each case, has become final and non-appealable); provided that the right to terminate this Agreement under this Section 8.1(b)(ii) will not be available to any party to this Agreement (which will include, in the case of Parent, Parent and Merger Sub) whose material breach of its obligations under this Agreement will have been the principal cause of or resulted in the existence of such Law or Order;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement under Section 8.1(d)(i), (B) Parent and/or Merger Sub will have breached or otherwise failed to perform any of their respective covenants, agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement will have become or been inaccurate, which breach, inaccuracy, or failure to perform, individually or in the aggregate with other such breaches, inaccuracies, or failures to perform, would reasonably be expected to prevent, materially delay, or materially impair Parent or Merger Sub from consummating the Offer and the Merger on or before the Termination Date, and (C) such breach, inaccuracy, or failure to perform is not capable of being cured by the Termination Date or is not cured within 20 Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(ii) the Company Board will have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company has complied in all material respects with the terms of Section 6.2 and Section 6.3 with respect thereto, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Termination Fee payable to Parent under Section 8.3(b)(ii); or

(iii) in the event that (A) Merger Sub will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a); provided, however, that the Company may not terminate this Agreement under this Section 8.1(c)(iii) if the Company’s material breach of its obligations under this Agreement has been a principal cause of or resulted in such failure to commence the Offer, or (B) Merger Sub will have failed to accept for payment and pay for all Company Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement; or

(d) by Parent, in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement under Section 8.1(c)(i), (B) the Company will have breached or failed to perform any of its covenants, agreements, or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement will have been or become inaccurate, which in either case would give rise to the failure of any of the conditions to the Offer set forth in clauses (iv)(C) or (iv)(D) of Annex A to be satisfied, and (C) such breach, inaccuracy, or failure to perform is not capable of being cured by the Termination Date or is not cured within 20 Business Days following Parent’s delivery of written notice to the Company of such breach, inaccuracy, or failure to perform; or

(ii) (A) a Company Board Recommendation Change will have occurred, (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company will have failed to publicly reaffirm the Company Board Recommendation within ten Business Days of receipt of a written request by Parent to provide such reaffirmation or (C) the Company will have committed a material breach of Section 6.2 or Section 6.3.

Section 8.2. Notice and Effect of Termination.

(a) Any proper and valid termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other party or parties to this Agreement, as applicable, specifying the provision or provisions pursuant to which such termination is being effected.

(b) In the event of the proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect and there will be no liability of any party or parties to this Agreement (or any director, officer, employee, Affiliate, or Representative of such party or parties) to the other party or parties to this Agreement, as applicable, except (i) for the terms of this Section 8.2, Section 8.3 and Article 9 and the terms of the Confidentiality Agreement, each of which will survive the termination of this Agreement, and (ii) that nothing in this Agreement will relieve any party or parties to this Agreement, as applicable, from any liability or damage resulting from Fraud or Willful Breach of this Agreement that occurs prior to such termination.

Section 8.3. Fees and Expenses.

(a) General. Except as set forth in Section 6.4(b)(i)(C) and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Termination Fee. The Company will pay to Parent $3,500,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) following the execution and delivery of this Agreement, an Acquisition Proposal will have made, (B) this Agreement is terminated by Parent or the Company under Section 8.1(b)(i), or by Parent under Section 8.1(d)(i), and (C) within 12 months following such termination of this Agreement by Parent under Section 8.1(b)(i) or Section 8.1(d)(i), (I) the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction, or (II) an Acquisition Transaction is consummated with any third party, in which case the Termination Fee will be payable concurrently with the consummation of any such Acquisition Transaction;

(ii) this Agreement is terminated by the Company under Section 8.1(c)(ii), in which case the Termination Fee will be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii) this Agreement is terminated by Parent under Section 8.1(d)(ii), in which case the Termination Fee will be payable within two Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “15%” or “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(c) Single Payment Only. The parties to this Agreement acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Transfer Taxes. Except as expressly provided in Section 3.6(d), all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes and fees incurred in connection with the Transactions will be paid by Parent and Merger Sub when due. The parties will, and will cause their respective affiliates to, cooperate in the execution and filing of any Tax Returns with respect to any such transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees and other documentation if required to be executed and filed prior to the Closing.

(e) Sole and Exclusive Remedy.

(i) The parties acknowledge and agree that the agreements contained in Section 8.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(b), then (A) the Company will reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Legal Proceedings, and (B) the Company will pay to Parent interest on the amount payable pursuant to Section 8.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(ii) The payment by the Company of the Termination Fee under Section 8.3(b), and, if applicable, any payments under this Section 8.3(e), will be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee under Section 8.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Offer and the Merger; provided, however, that nothing in this Section 8.3(e) will limit the rights or remedies of Parent or any of its Affiliates under Section 9.10(a) (Specific Performance) or in the case of Fraud or Willful Breach.

Section 8.4. Amendment; Extension and Waiver.

(a) Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub, and the Company; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

(b) Extension and Waiver.

(i) At any time and from time to time prior to the Effective Time, any party or parties to this Agreement (it being agreed that any extension or waiver by Parent also will be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth in this Agreement:

(A) extend the time for the performance of any of the obligations or other acts of the other party or parties to this Agreement, as applicable;

(B) waive any inaccuracies in the representations and warranties made to such party or parties to this Agreement contained in this Agreement or in any document delivered pursuant to this Agreement,

(C) waive compliance with any of the agreements or conditions for the benefit of such party or parties to this Agreement contained in this Agreement.

(ii) Any agreement on the part of a party or parties to this Agreement to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also will be an effective extension or waiver by Merger Sub) will be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

(iii) Any delay in exercising any right under this Agreement will not constitute a waiver of such right.

(iv) The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE 9. GENERAL PROVISIONS

Section 9.1. No Survival of Representations, Warranties, and Covenants. The representations, warranties, and covenants of the Company, Parent, and Merger Sub contained in this Agreement will terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time will survive the Effective Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Merger Sub will be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations under this Agreement.

Section 9.2. Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Pacific Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Pacific Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement.

(a) if to Parent or Merger Sub, to:

Bausch Health Americas, Inc.

400 Somerset Corporate Blvd.

Bridgewater, NJ 08807

Attention: General Counsel

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Allison S. Ressler; Scott B. Crofton

(b) if to the Company, to:

DURECT Corporation

10240 Bubb Road

Cupertino, CA 95014

Attention: James E. Brown

with a copy (which will not constitute notice) to:

Orrick, Herrington and Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

Attention: Stephen Thau; David Schwartz

Section 9.3. Entire Agreement. This Agreement (including any schedules, annexes, and exhibits to this Agreement), the CVR Agreement, including the Company Disclosure Letter and the Annexes to this Agreement, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 9.4. Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

Section 9.5. Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other parties. This Agreement will be binding upon and will inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

Section 9.6. Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7, (b) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article 2 and in accordance with the Offer, and (c) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration and Option Consideration, as applicable, as provided in Article 3.

Section 9.7. Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance thereof or the Transactions, will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8. Consent to Jurisdiction.

(a) Each of the parties to this Agreement:

(i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.8 will affect the right of any party to serve legal process in any other manner permitted by applicable Law;

(ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based upon, arising out of, or relating to this Agreement, the CVR Agreement, or the Transactions, or for recognition and enforcement of any judgment in respect thereof;

(iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(iv) agrees that any actions or proceedings in respect of any claim based upon, arising out of, or relating to this Agreement, the CVR Agreement, or the Transactions, will be brought, tried, and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware);

(v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(vi) agrees that it will not bring any action arising out of or relating to this Agreement, the CVR Agreement, or the Transactions, in any court other than the aforesaid courts.

(b) Each of Parent, Merger Sub, and the Company agrees that a final judgment in any action or proceeding in such courts as provided above will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.9. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, AND THE COMPANY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVR AGREEMENT, OR THE ACTIONS OF PARENT, MERGER SUB, OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10. Remedies.

(a) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties to this Agreement acknowledge and agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(b) Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, will be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BY:	BAUSCH HEALTH COMPANIES INC, solely for purposes of Section 6.10

By:	/s/ Jean-Jacques Charhon
	Name:	Jean-Jacques Charhon
	Title:	Executive Vice President, Chief Financial Officer

BY:	BAUSCH HEALTH AMERICAS, INC.

By:	/s/ William Woodfield
	Name:	William Woodfield
	Title:	Senior Vice President, Treasurer

BY:	BHC LYON MERGER SUB, INC.

By:	/s/ William Woodfield
	Name:	William Woodfield
	Title:	Treasurer and Secretary

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

DURECT CORPORATION

By:	/s/ James E. Brown
	Name:	James E. Brown
	Title:	President & Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Annex A

Conditions to the Offer

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 28, 2025 (the “Agreement”), by and among Bausch Health Americas, Inc., a Delaware corporation (“Parent”), BHC Lyon Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), DURECT Corporation, a Delaware corporation (the “Company”) and solely for purposes of Section 6.10, Bausch Health Companies Inc., a corporation organized under the laws of British Columbia (capitalized terms not defined in this Annex A are defined in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer under the terms and conditions of the Agreement, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, and may extend, terminate, or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the Expiration Time:

(i) Any required Consents or waiting periods in connection with filings Parent, Merger Sub, or the Company makes or intends to make pursuant to Section 6.4(b)(i)(A) of the Agreement will not have been obtained or expired (the “Antitrust Clearance Condition”);

(ii) The Minimum Condition will not have been satisfied;

(iii) Since the date of the Agreement, there will not have been any Company Material Adverse Effect; or

(iv) Any of the following will not be satisfied or waived (to the extent permitted by the Agreement and applicable Law):

(A) No Governmental Authority of competent and applicable jurisdiction will have (I) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (II) issued or granted any Order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger (the “No Legal Restraint Condition”);

(B) There will not be existing any pending or threatened in writing Legal Proceeding under any Antitrust Law brought by any Governmental Authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger (the “No Antitrust Proceedings Condition”);

(C)

(I) The representations and warranties of the Company contained in:

(1) Section 4.6(a) (Absence of Certain Changes) will be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Expiration Time as though made as of such time;

(2) Section 4.3 (Capitalization) will be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies;

(3) Section 4.1(a), Section 4.1(b) and Section 4.1(d) (Due Authorization and Qualifications), Section 4.2(a), Section 4.2(b) and Section 4.2(c)(i) (Authority; Approvals; Consents), Section 4.20 (State Takeover Statutes Inapplicable), Section 4.21 (Opinion of Financial Advisor of the Company), Section 4.22 (Brokers) and Section 4.23 (Interested-Party Transactions) (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) will be true and correct in all material respects as of the date of the Agreement and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(II) any other representation and warranty of the Company contained in Article 4 of the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) will be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(D) The Company will have complied or performed in all material respects with each agreement or covenant to be performed, or complied with, by it under the Agreement prior to the Expiration Time;

(E) The Company will have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in clauses (C) and (D) have been duly satisfied; and

(F) The Agreement will not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub, subject, in each case, to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

FORM OF CVR AGREEMENT

Exhibit A-1

EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Exhibit B-1

EXHIBIT C

FORM OF RETENTION PLAN

Exhibit C-1